Exhibit 10.7

U.S. Officer Medical and
Dental Insurance Plan

Insured by: Aetna Inc.

Booz | Allen | Hamilton

U.S. Officer Medical and Dental Plan

TABLE OF CONTENTS

INTRODUCTION	1
YOUR PLAN-AT-A-GLANCE	1
Medical Plan	1
State-Mandated Benefits	2
Emergency Care and Urgent Care	4
Dental Plan	5
ELIGIBILITY FOR PLAN COVERAGE	6
Your Eligibility for Plan Coverage	6
Your Dependents’ Eligibility for Plan Coverage	6
When You Can Enroll for Coverage	7
Making Changes During the Year	7
Qualified status changes that allow you to change your Plan election include	7
Qualified status changes may also include changes to certain benefits resulting from other
events, such as	7
Special Enrollment Events Under HIPAA	8
When Coverage Begins	9
When Coverage Ends	10
HOW THE PLAN WORKS	10
Coinsurance and Deductibles	10
WHAT THE MEDICAL PLAN PAYS	10
Your Lifetime Benefit Maximum	11
WHAT THE MEDICAL PLAN COVERS	11
Prescription Drugs	11
Mail Order Prescription Drugs	11
Annual Routine Physical Exams/Immunizations	12
Annual Routine Eye Exam	12
Annual Routine Hearing Exam	12
Annual Routine Prostate Screening	12
Routine Mammograms	12
Routine OB/GYN Services	12
Maternity Care—Pre- and Post-Natal Care, Delivery, Newborn Nursery Care	12
Routine Baby Care/Immunizations	12
Infertility, In Vitro and Artificial Insemination Services	13
Services and Supplies	13
Mental Health Services	14
Substance Abuse Services	14
OTHER COVERED SERVICES AND SUPPLIES	14
STATE-MANDATED BENEFITS	23

i

WHAT THE DENTAL PLAN PAYS	30
Calendar Year Maximum Benefit	30
WHAT THE DENTAL PLAN COVERS	30
Preventive Services	30
Basic Services	30
Major Services	31
Advance Claim Review	31
Prosthesis Replacement Rule	31
Alternate Treatment	32
Restorative	32
Prosthodontics	32
WHAT THE DENTAL PLAN DOES NOT COVER	32
WHAT HAPPENS IF	33
…I Go On an Approved Leave of Absence?	33
…I Become Totally Disabled and Can No Longer work?	33
..I Take an Unpaid Family and Medical Leave (FML)?	34
…I Get Married, or Meet the Requirements for Domestic Partnership?	34
…I Gain/Lose a Dependent?	34
…I Retire?	34
…I Leave the Firm?	34
IF YOU OR YOUR DEPENDENTS HAVE OTHER COVERAGE EXCLUDING MEDICARE	34
IF YOU ARE ELIGIBLE FOR MEDICARE	36
About Medicare	36
Your Eligibility	37
Coordination of Benefits with Medicare	37
HOW TO FILE A CLAIM	37
Filing Health Claims Under the Plan	38
If Your Claim Is Denied	38
Health Claims—Standard Appeals	39
Health Claims—Voluntary Appeals	40
External Review	40
GENERAL NOTICE OF COBRA CONTINUATION COVERAGE RIGHTS	41
Your Right To Continue Coverage	41
COBRA Continuation Coverage	41
Qualifying Events	42
Notice Obligations	43
Election Period	43
Duration of COBRA Coverage	43
COBRA Termination	44

ii

OTHER IMPORTANT INFORMATION	45
Conversion Privileges	45
Special Rights for Mothers and Newborn Children	45
Women’s Health and Cancer Rights Act	45
Type of Coverage	46
Who Pays for Your Benefits	46
Recovery of Benefits Paid (Reimbursement Provision)	46
Recovery of Overpayment	46
Legal Action	47
Amending or Terminating the Plan	47
ABOUT THE PLAN	48
HIPAA PRIVACY RULE	49
GLOSSARY	50

iii

U.S. Officer Medical and Dental Plan

INTRODUCTION

Cost-effective, quality health care is a concern for all of us today. Without adequate medical coverage, the expenses resulting from an illness or injury can be a significant financial burden. The

U.S.	Officer Medical and Dental Insurance Plan (the “Plan”)* covers a variety of services and supplies for your immediate medical needs as well as protection against long-term or catastrophic health care costs. With Plan coverage, you can enjoy the security of knowing that you and your family are well prepared to meet most health care needs.

This booklet is the Plan document. It is also available at http://people.bah.com (accessible outside the firewall via https://secure.bah.com). This booklet explains who is eligible for coverage, when coverage begins and ends, what expenses are covered, and how to file a claim. In the back of this booklet you will find a glossary of significant definitions. You should familiarize yourself with the Plan and keep this booklet for future reference.

Although this booklet provides essential information about the Plan, you should understand that it is not a complete description of the insurance policy under which benefits are provided. If there is ever a conflict between this booklet and the insurance policy, the insurance policy will take precedence. If you have questions about the Plan, please contact your Human Resources Representative.

The benefits described in this booklet are provided under an insurance policy underwritten by Aetna Inc.

YOUR PLAN-AT-A-GLANCE

This section provides an overview of the key features of the Plan. See the pages that follow for further details, applicable limitations, and exclusions that are not shown here.

Medical Plan

Plan Features	Benefits
Calendar Year Deductible	None
Out-of-Pocket Maximum per Calendar Year	N/A
Lifetime Maximum benefit	Unlimited
Hospital Services
Inpatient coverage	100%
Outpatient coverage	100%
Emergency Room	100%
Non-emergency use of the Emergency Room	100%
Outpatient Surgical Expenses	100%
Second Surgical Opinion	100%
Maternity Care	100%, pre- and post-natal care, delivery, new-born nursery care
Physician Office visits	100%
Prescription Drug	100%, including oral contraceptives
Mail Order Prescription Drug	100%, including oral contraceptives
Allergy Testing	100%
Allergy serum, allergy injections, and injectable drugs	100%
Routine Baby Care/Immunizations	100%, 7 visits 1st year of life, 2 visits 2nd year,
______________________
•* This plan is a separate plan, which covers only eligible officers of Booz Allen Hamilton Inc. The Plan is not a part of the Booz Allen Hamilton Inc. Employee Medical Plan, or any other medical plan covering non-officer employees of Booz Allen Hamilton Inc. or its affiliates.

Plan Features	Benefits
1 exam per year thereafter
Annual Routine Physicals/ Immunizations	100%, age 2+ and adults one per calendar year
Routine Ob/GYN visits, pap smears	100%
Routine Mammograms	100%, females Ages 35 – 40: one baseline mammogram; Age 40+ one mammogram per calendar year
Annual Routine Prostate Screening	100%, Males Age 40+ one PSA test per calendar year
Annual Routine Hearing Exam	100%, one per calendar year
Hearing Aids	100%, up to a maximum of $1,000 each ear per 36 month period
Annual Routine Eye Exam	100%, one per calendar year
Physical and Occupational Therapy	100%, up to 90 visits per calendar year (excludes spinal manipulation)
Spinal Disorders	100%, up to 20 visits per calendar year
Acupuncture	100%
Speech Therapy	100%, up to 90 visits per calendar year
Advanced Reproductive Services	100%, covered when infertility is certified by the Plan. Includes artificial insemination, IVF, GIFT, ZIFT, ICSI
Diagnostic x-ray and Laboratory	100%
Mental Health Services Inpatient Coverage Outpatient Coverage	100% 100%
Alcohol and Drug Abuse Services Inpatient Coverage Outpatient Coverage	100% 100%, up to 60 visits per calendar year, including 20 family visits
Convalescent Facility	100%, up to 120 days per calendar year
Home Health Care	100%, up to 120 visits per calendar year
Hospice Care	100%, up to a maximum benefit of 210 days per period of care and 5 bereavement visits
Private Duty Nursing	100%, up to 70 eight hour shifts per calendar year

State-Mandated Benefits

Since the Medical Plan is fully insured by Aetna Inc., certain states mandate that benefits be offered to plan participants. If you reside in one of the following states, please see the State-Mandated Benefits Section of this booklet for additional benefits that may be available to you:

California	New Mexico
Colorado	New York
Connecticut	Ohio
Florida	South Carolina
Georgia	Texas
Maryland	Utah
Massachusetts	Virginia
New Hampshire	Washington

Aetna Navigator

Under the Plan, you can access Aetna Navigator, an online tool that provides you with health and benefit information 24/7. You will have online access to: InteliHealth, Aetna’s consumer information Web site backed by Harvard Medical School; DocFind (provider directory) and up-to-date information on hospitals, physicians, and specialists; pharmacy benefits information (e.g., Rx Formulary and Aetna Rx Home Delivery to refill mail-order prescriptions). For personalized information, you can register for Aetna Navigator and gain access to Healthwise Knowledgebase, a comprehensive resource to help you make more informed health care decisions. When you register at www.aetna.com, you can perform a number of self-service functions related to your benefits plan such as claim status information, health information, and e-mail communication with Member Services.

Identification Cards

A Plan identification card will be issued to you and each of your covered dependents. This card provides the Member Services Number, the Officer’s name, and unique identifier. Please note that Officers enrolling in Family coverage will be issued two identification cards, both of which will include the Officer’s name and unique identifier. Additional ID cards for dependent children are available upon request.

Informed Health Line

Anytime, day or night, 365 days a year, you can speak to a registered nurse to get information about your health questions. The registered nurse can provide you and your family with health information to help you make more informed health care decisions. You can also call to listen to your topic of interest confidentially through the audio health library. The number for Aetna’s Informed Health Line is 1-800-556-1555.

Discount Programs

Under the Plan, you have the opportunity to take advantage of special discount arrangements that Aetna has made available to Plan members. Go to www.aetna.com under Products and Programs for information in your geographic location.

Vision One Eye Care Program

The Vision One Program offers discounts on eyeglasses, contact lenses and Lasik—a laser vision corrective procedure, available through participating providers. Savings on non-prescription items, such as sunglasses, contact lens solutions and accessories are also available. To choose a Vision One Provider near you, and view program details, visit www.aetna.com or call the Vision Care service line at 1-800-793-8616 with your questions. At the time of service, present your Aetna ID card to the optical staff and Vision One discounts will apply.

Alternative Health Care Programs

•
Professional Services —members have access to reduced rates from natural therapy professionals which include acupuncturists, chiropractors, massage therapists and dietetic counselors. Natural therapy professionals are available to members through direct access. Aetna members will receive at least a 25% discount off the provider’s standard charges for the services rendered from a natural therapy professional who participates in the vendor’s provider network.

•
Products—members have access to discounts on over 2,400 health-related products, including over-the-counter vitamins, herbal and nutritional supplements and natural products. Members will receive at least a 15% discount off the MSRP on all products offered by the vendor as well as free standard shipping. Go to www.aetna.com to find the most current listing of participating providers and vendors.

Fitness Program

GlobalFit offers discounts on membership rates at independent health clubs contracted with GlobalFit. Go to www.globalfit.com/fitness or call 1-800-298-7800 for more information.

National Advantage Program (NAP)

NAP provides access to contracted rates for many medical claims from providers that are part of the National Advantage Program. For a list of providers participating in NAP, go to www.aetna.com.
Search for NAP providers under DocFind. Providers should bill Aetna directly for Covered Services. If your provider is in agreement, you should not make payment at the time of service. When the Provider submits the claim, Aetna will process it at the contracted rate (when applicable) and reflect the contracted amount on your Explanation of Benefits (EOB). You are responsible for any applicable non-covered service.

Emergency Care and Urgent Care

Knowing how to handle medical emergencies will not only help you and your dependents receive the care you (or they) may need, but it will also help you take full advantage of the coverage provided by the Plan.

The Plan covers emergency room services for conditions that reasonably appear to constitute an emergency, based on the patient’s presenting symptoms. An emergency medical condition is a medical condition manifesting itself by acute symptoms of sufficient severity (including severe pain) such that a prudent layperson, who possesses an average knowledge of health and medicine, could reasonably expect the absence of immediate medical attention to result in:

1)	placing the health of the individual (or, with respect to a pregnant woman, the health of the woman and her unborn child) in serious jeopardy,

2)	serious impairment to bodily functions, or

3)	serious dysfunction of any bodily organ or part. Examples of medical emergencies are: severe chest pains, insulin shock, seizures/convulsions, and severe shortness of breath.

Emergency Room Services are covered at 100%.
Claims involving non-emergency use of the emergency room will be paid at 100%.

Emergency Care

In an emergency, if possible, you should attempt to call your Physician, explain the symptoms, and provide any other important information. You should go, as soon as possible, to the nearest emergency facility, if:

•	Directed by your Physician; or

•	You cannot reach the Physician or covering Physician; or

•	You believe a delay would be detrimental to your health.

Urgent Care

The Plan covers urgent care if the services are medically necessary and immediately required because of unforeseen illness, injury, or condition and it is not reasonable given the circumstances to obtain the services through your Physician. Examples of urgent care needs include: respiratory or flu like symptoms with high fever, sprains or fractures, severe abdominal cramps, vomiting, or diarrhea.

For a list of Urgent Care Facilities near you, go to www.aetna.com. Under DocFind, search for Urgent Care Facilities. The urgent care facility or treating Physician should try to contact your Physician to allow the Physician to contribute to the treatment you require. If this is not possible, you should notify your Physician of the treatment received as soon as possible.

Foreign Travel

Members traveling overseas who need to contact Member Services may dial the Corporate Contact Center’s direct line: 860-273-0123 or can use the Toll free number on their ID card.

The Corporate Contact Center is available Monday – Friday, 7 a.m. – 7 p.m. EST. Members will be routed to a Service Center that handles their account.

National Medical Excellence (NME) Program

Aetna’s National Medical Excellence (NME) Program was established to provide access to Physicians and Hospitals demonstrating continual achievement in the delivery of complex care when local care is not available. NME coordinates all solid organ and bone marrow transplants and other specialized care with nationally respected doctors and medical facilities. The Plan will pay a benefit for travel and lodging expenses between home and the medical facility for you and a companion if the medical facility is located more than 100 miles from your home. Lodging expenses cannot exceed the maximum of $50 per person per night. Expenses are subject to IRS Guidelines and are payable up to a maximum of $10,000 per episode, for all travel and lodging expenses.

Benefits will only be payable for such expenses incurred during a period which begins on the day you become an NME patient and ends either one year after the day the procedure is performed or, the date you cease to receive any services from the facility in connection with the procedure, whichever occurs first. Travel and lodging expenses do not include expenses incurred by more than one companion per night.

Note: Overseas members with acute illness should call NME at 877-212-8811 during normal business hours. After hours, members with an acute illness may call 215-775-6445. If you are treated outside the U.S., you must pay for the services up front and then submit the invoice to Aetna for reimbursement.

Dental Plan

General Plan Provisions	Benefits
Calendar Year Deductible	None
Calendar Year Benefit Maximum	$1,500 per individual

Plan Features	Benefits
Preventive Services	100% up to the Calendar Year Benefit Maximum as shown above
Basic Services (e.g., fillings, extractions, oral surgery)
Major Services (e.g., crowns, bridgework)
Note: Orthodontia and dental implants are covered under the Executive Medical Plan only

ELIGIBILITY FOR PLAN COVERAGE

Your Eligibility for Plan Coverage

As a Booz Allen Officer, you are eligible for coverage if you are in a Covered Class. You are considered to be in a Covered Class if:

•	You live in the U.S. and are on the U.S. payroll; and

•	You are not covered by another firm-sponsored basic medical plan

In addition to belonging to a Covered Class, to be eligible for coverage you must be either a:

•	Full-time employee; or

•	Part-time* employee working on a regular basis.

The Plan does not cover temporary employees, contract consultants, and employees hired pursuant to an agreement providing that such employees shall not participate in the Plan.

Your Dependents’ Eligibility for Plan Coverage

As long as you are eligible for Plan coverage, your dependent(s) will be eligible for Plan coverage if they are:

•	Your spouse or eligible domestic partner** (regardless of gender);

•	Your and your spouse’s or domestic partner’s children who are unmarried, under age 26, not working full-time, and who can qualify as dependents under the provisions of the Internal Revenue Code.
Your children include:

-	Your biological children

-
Your adopted children (as of the date the child is “placed for adoption” which means the assumption and retention of a legal obligation for total or partial support of a child in anticipation of adoption of the child)

-	Your stepchildren

-	Any other child you support who lives with you in a parent-child relationship

•
Your and your spouse’s or domestic partner’s children (as defined above) age 26 or older, if they are primarily supported by you or your spouse or domestic partner and incapable of self- sustaining employment by reasons of mental or physical handicap. The dependent must have become incapable of self-support before age 26. You must give Aetna proof that the child meets these conditions when requested.

________________________

•
To be considered a part-time employee working on a regular basis, you must work at least 50% of the standard number of hours per week as defined for your business unit. For example, if the standard number of hours per week for your business unit is 40 hours, you must work at least 20 hours per week to be benefits eligible.

**
If you have completed and signed a “Declaration of Domestic Partnership” and the Declaration is acceptable to the firm, you may cover as your dependent the person who is the “domestic partner” named in your Declaration.

Your dependents are not eligible for coverage if they are on active duty in the armed forces of any country. In addition, no person may be covered both as an employee and dependent and no person may be covered as a dependent of more than one employee.

When You Can Enroll for Coverage

There are only four periods of time during which you can enroll for coverage:

1)	Within 31 days after first becoming eligible to enroll;

2)	During the annual open enrollment period;

3)	Within 31 days after a qualified status change; or

4)
You may defer enrollment if you have coverage from your prior employer that extends beyond your initial date of hire with the firm. You may enroll at a future date provided it is within 31 days after the coverage ends.

Making Changes During the Year

Federal law limits the types of coverage changes employers can allow employees to make to their medical plan elections during the year. Generally, you may make a change only if you experience a qualified status change that affects eligibility for coverage under the Plan, or in certain other limited situations such as a significant change in cost or coverage of a benefit option.

Qualified status changes that allow you to change your Plan election include:

•	You marry, legally separate (in states where legal separation equals divorce), have your marriage annulled, or get divorced;

•	Your unmarried dependent is no longer eligibility for plan coverage;

•	You have a baby, adopt a child, have a child placed with you for adoption, or have a child live with you that you can claim as a dependent for federal tax purposes;

•
You, your spouse, or your dependent experiences a change in employment status (for example, loss of a job, start of a new job, a strike or lockout, commencement of or return from a leave of absence, or going from full-time to part-time employment or vice versa);

•	You, your spouse, or your dependent(s) move; or

•	Your spouse or dependent(s) dies.

Qualified status changes may also include changes to certain benefits resulting from other events, such as:

•
If another employer’s medical plan allows for a change in your family member’s coverage (either during that plan’s open enrollment period or due to a mid-year election change permitted under the Internal Revenue Code), you may be able to make a corresponding election change under the Plan. For example, if your spouse elects family coverage during that plan’s open enrollment period, you may drop your coverage under the Plan.

•	If the Plan receives a judgment, decree, or order (including a Qualified Medical Child Support Order, or QMCSO) requiring the Plan to provide accident or health coverage to your child or foster child who is your dependent. In this instance, the Plan will automatically change your benefit elections to provide coverage for the child. In the case of a child whom you are required to cover pursuant to a QMCSO, coverage will begin on the date specified in the order, or if none is specified, the date of the order. You may decrease your coverage for that child, if the court order requires the child’s other parent to provide coverage, and your spouse’s or former spouse’s plan actually provides that coverage. You may also make other corresponding changes to your benefit elections under the Plan, to the extent permitted by the Internal Revenue Code and the Plan.

•
If you, your spouse or a dependent becomes entitled to, or loses entitlement to, coverage under a government institution, Medicare, Medicaid, or state children’s health program, you may make corresponding changes to your benefit elections under the Plan.

Your change in coverage must be consistent with your qualified status change. In addition, your status change must cause a gain or loss of eligibility in the program or another employer’s plan, and your new election must correspond with the event. For example, if you have a new dependent as a result of marriage, birth, adoption, or placement for adoption, you may be able to enroll yourself and your dependent(s), provided you request enrollment within 31 days, after the marriage, birth, adoption, or placement for adoption.

If you experience a qualified status change, you must inform Booz Allen of your new election within 31 days of the change and provide proof of the change upon request. Otherwise, you will lose your right to change your election—until open enrollment. Your new election shall take effect prospectively only, but not earlier than the date of the change in status.

Special Enrollment Events Under HIPAA

A person, including yourself, will not be considered to be a Late Enrollee if all of the following are met:

•	You did not elect Health Expense Coverage for yourself or any eligible dependent during the Initial Enrollment Period (or during a subsequent late enrollment period) because at that time:

a)	The person was covered under another group health plan or other health insurance coverage; and

b)
You stated, in writing, at the time you refused coverage that the reason for the refusal was because the person had such coverage, but such written statement is required only if the firm requires the statement and gives you notice of the requirement; and the person loses such coverage because:

i)	It was provided under a COBRA continuation provision, and coverage under that provision was exhausted; or

ii)	It was not provided under a COBRA continuation provision, and either the coverage was terminated as a result of loss of eligibility for the coverage, including loss of eligibility as a result of:

-	Legal separation or divorce;

-	Death;

-	Termination of employment;

-	Reduction in the number of hours of employment;

-	The employer’s decision to stop offering the group health plan to the Eligible Class to which the employee belongs;

-	Cessation of a dependent’s status as an eligible dependent as such is defined under this Plan;

-	The operation of another Plan’s lifetime maximum on all benefits, if applicable; or

-	Employer contributions toward the coverage were terminated.

•	You elect coverage within 31 days of the date the person loses coverage for one of the above reasons.

In addition, you and any eligible dependents will not be considered to be Late Enrollees if the firm offers multiple health benefit plans and you elect a different plan during the open enrollment period.

Also, the following persons will not be considered to be Late Enrollees given any of the following circumstances:

•
You, if you are eligible, but not enrolled, and your newly acquired dependents through marriage, birth, adoption, or placement for adoption. However, you must request enrollment for your newly acquired dependent(s) and yourself, if you are not already enrolled, within

31 days of the marriage, birth, adoption, or placement for adoption.

•
Your spouse from whom you are separated or divorced, or child who would meet the definition of a dependent, if you are subject to a court order requiring you to provide health expense coverage for such spouse or child. However, you must request enrollment within 31 days of the court order.

Coverage will be effective:

1)	In the case of marriage, on the date the completed request for enrollment is received;

2)	In the case of a newborn, on the date of birth;

3)	In the case of adoption, on the date of the child’s adoption or placement for adoption;

4)	In the case of court ordered coverage of a spouse or child, on the date of the court order;

5)	In the case of loss of coverage under COBRA continuation, on the date COBRA continuation ended; and

6)	In the case of loss of coverage for other reasons, the date on which the applicable event occurred.

Note: Under the firm’s policy, qualified change in status rules will apply to domestic partnerships.

When Coverage Begins

Your and your dependents’ medical and dental coverage will begin on the first day of active employment, the first day you are eligible to participate in the Plan, or the day of the Qualified status change, provided that you sign the benefit enrollment forms within 31 days from the date of the event. Newborns are automatically covered under the Plan for the first 31 days following their birth. For coverage to continue beyond the first 31 days, you must enroll your newborn in the Plan. Please contact your Human Resources Representative for enrollment forms.

If you enroll for coverage for the first time during open enrollment, your coverage will begin on January 1 of the following year.

When Coverage Ends

Your coverage under the Plan will end on the day after:

•	You are no longer employed by the firm;

•	You are no longer a part of a Covered Class (see page 6);

•	The Plan ends; or

•	You are covered as a dependent and you lose your dependent status.

You and your dependents may also lose eligibility if your I.D. card is given to and used by a non- eligible person, or if you or your dependents supply incorrect or incomplete information to the firm or Aetna to receive coverage.

You or your dependents may be eligible to extend coverage through COBRA after the date the Plan would otherwise end. See page 41 for details.

Medical coverage may be extended, for up to 12 months, after the date that COBRA coverage would end if, on that date, the covered person is Totally Disabled from a sickness or injury and is under a Physician’s care. Dental coverage will be available while disabled for up to 12 months. The benefits will be available only if expenses are for covered services and supplies which have been rendered and received, including delivered and installed, if these apply, prior to the end of that 12 month period.

For the Dental Plan only, if coverage ends and the covered person is not Totally Disabled, expenses for dentures, fixed bridgework, and crowns will be deemed to be incurred when ordered. This applies only if the item is finally installed or delivered, no more than 30 days after coverage ends. “Ordered” means impressions have been taken from which the dentures, crowns, or fixed bridgework will be made and, as to fixed bridgework and crowns, the teeth must have been fully prepared if they will serve as retainers or support, or they are being restored.

HOW THE PLAN WORKS

The Plan gives you complete freedom to choose any Physician, Dentist or Hospital. There are no requirements for referrals or pre-certification.

Coinsurance and Deductibles

You are not required to pay coinsurance and deductibles as part of the Plan.

WHAT THE MEDICAL PLAN PAYS

The Medical Plan pays 100% of most eligible hospital charges and 100% of other eligible charges such as preventive and routine care, second surgical opinions, outpatient surgical expenses, National Medical Excellence travel and lodging expenses, and prescription drugs. All eligible charges are subject to Plan limitations, exclusions, and maximums.

Your Lifetime Benefit Maximum

There are specific lifetime maximums for the following benefits:

•	Hospice care—210 days per period of care

•	Hospice care bereavement counseling—5 days

WHAT THE MEDICAL PLAN COVERS

This section of the booklet explains the covered medical expenses. Refer to the “Plan-At-A-Glance” or “How the Plan Works” sections for details.

To be eligible for coverage under the Medical Plan, services and supplies must be considered Necessary and not Experimental or Investigational. (See “Glossary” and “What the Medical Plan Does Not Cover” for definitions of these terms.) All other applicable Medical Plan provisions and exclusions apply.

Prescription Drugs

The prescription drug program covers prescriptions, including oral contraceptives and diaphragms, that are filled by a licensed pharmacist. Some injectables, such as insulin and injectable drugs used to treat infertility, are covered under the prescription drug program. The Medical Plan treats most other injectables as a medical service and supply and will cover eligible charges. Diabetic testing supplies (lancets and test strips) are covered. To receive testing supplies, a prescription from your Physician is required. Prescriptions for smoking cessation are also covered. Certain drugs such as Claritin are now available over the counter. Over-the-counter drugs are not covered by the Medical Plan.

Your prescription will be paid at 100% whether you choose to have your prescription filled at a participating Aetna pharmacy or at a non-participating pharmacy. If you choose to have your prescription filled at a participating Aetna pharmacy, you only need to show your Aetna identification card to the pharmacist and your prescription will be filled at 100%. Aetna contracts with most major pharmacy chains and some local pharmacies as well. For a list of participating Aetna pharmacies please refer to the Aetna web site at www.aetna.com.

If you choose to have your prescription filled at a non-participating pharmacy, you will need to file a claim for reimbursement.

Mail Order Prescription Drugs

Maintenance drugs can be purchased by ordering through Aetna Rx Home Delivery. To take advantage of the mail order benefit, you will need to complete a mail order form along with your original prescription(s). Be sure your Physician has specified more than a 30 day supply on your prescription.

After the initial form has been submitted, you can order refills online at http://www.aetnarxhomedelivery.com, call in refills at 1-866-612-3862, or mail request for a refill. New prescriptions must be mailed. Prescription orders are typically processed and shipped via U.S. mail within a few days for all prescriptions that do not require additional information. When requesting medications by mail, make sure you order a refill about 14 days before your medicine runs out to allow sufficient time for processing the order. Keep in mind there is an additional expense for overnight delivery of medications, which will be charged to you. If you need a mail order form, please go to http://people.bah.com (accessible outside the firewall via https://secure.bah.com).

Annual Routine Physical Exams/Immunizations

The Plan covers eligible charges for routine physical exams for you and your dependents. (A routine physical exam is a medical exam given by a Physician for a reason other than to diagnose or treat an injury or disease.) Expenses covered include x-rays, laboratory, immunizations for infectious disease, testing for tuberculosis, and other tests given in connection with the exam.

Annual Routine Eye Exam

The Plan covers eligible charges for a complete eye exam, including refraction, which is furnished by a legally qualified ophthalmologist or optometrist.

Annual Routine Hearing Exam

The Plan covers eligible charges for an audiometric exam given by a certified otolaryngologist or otologist; or a qualified audiologist who performs the exam at the written direction of the otolaryngologist or otologist.

Annual Routine Prostate Screening

The Plan covers screening for cancer of the prostate for males age 40 and above, including a digital rectal exam, and a Prostate Specific Antigen (PSA) test.

Routine Mammograms

The Plan covers eligible charges for routine mammograms according to the schedule below.

If You Are a Woman Who Is…	You Will Be Covered for:
Age 35 – 39	One baseline mammogram
Age 40+	One baseline mammogram per calendar year
Any age	Mammograms as recommended by your Physician

Routine OB/GYN Services

The Plan covers eligible charges for obstetrical and gynecological services including routine GYN visits, pap smears and gynecological problems.

Maternity Care—Pre- and Post-Natal Care, Delivery, Newborn Nursery Care

Benefits are payable for pregnancy-related expenses and newborn nursery baby care. For Hospital inpatient care, there is a minimum of 48 hours following a vaginal delivery; and a minimum of 96 hours following a cesarean delivery. If discharged sooner, benefits will be payable for 2 post-delivery home visits by a health care provider.

The Plan also pays for charges made by a Birthing Center to include pre-natal care, delivery, and post- partum care rendered within 24 hours after the delivery. Charges for the initial post-delivery home visit will be paid at 100%.

Routine Baby Care/Immunizations

The Plan covers seven routine well baby care visits (exams and immunizations) in the first 12 months of your child’s life, and two visits in the 13th – 24th month of your child’s life, for reasons other than to diagnose or treat an injury or disease.

Infertility, In Vitro and Artificial Insemination Services

The charges made for the diagnosis and/or treatment of the underlying cause of infertility may be included as Covered Medical Expenses. Examples of these charges include but are not limited to:

•	Initial evaluation, which may include medical, surgical, and sexual histories as well as a physical exam, psychological evaluation, and accompanying diagnostic testing;

•	Hormonal and related services for the external augmentation of ovulatory cycles to achieve pregnancy;

•	Subsequent visits, including follow-up exams and diagnostic procedures;

•	Injectable drugs used to treat infertility, payable under the prescription drug benefit.

In addition, the following services and supplies, even though they are not incurred in connection with the diagnosis or treatment of a disease or injury, furnished to you or your spouse, are eligible charges, but only if:

•	The person shows that she or her spouse has a history of infertility which has lasted at least
12 months; or provides a Physician’s certification that a physical disorder caused the infertility.

•	The person and her spouse has not had voluntary sterilization (with or without surgical reversal); or a hysterectomy.

•	The person’s Physician must certify that all of the necessary tests have been given to find the cause of the infertility; and no less costly treatment will result in pregnancy.

•	Successful pregnancy cannot be attained through less costly treatment for which there is coverage on the plan.

The procedures must be performed in medical facilities that conform to guidelines set forth by the American College of Obstetrics and Gynecology or The American Fertility Society.

Services and Supplies

•	Artificial insemination, including analysis and preparation of the semen with which such person is to be inseminated.

•	Implementation of an embryo of such person, but only in connection with in vitro fertilization or other embryo transfer procedures, including:

-	egg retrieval;

-	semen analysis and preparation;

-	embryo culture; embryo transfer;

-	Gamete Intrafallopian Transfer (GIFT);

-	Zygote Intrafallopian Transfer (ZIFT);

-	Intracytoplasmic Sperm Injection (ICSI).

•
Surrogate and Gestational Carrier—In both cases, the plan covers only those tests and procedures that are to be performed on the member. In no event will any of these procedures, tests or charges be covered if the person is acting as a surrogate mother and no procedures or tests performed on the carrier will be covered.

Expenses that are not covered include charges for:

•	Purchase of donor sperm

•	Care of donor egg retrievals or transfers

•	Cryopreservation or storage of cryopreserved embryos—except in the case of Testicular Cancer HCPCS Codes S4030 & S4031

•	Prescription drugs including injectable fertility medications—covered through pharmacy benefit

•	Home ovulation predictor kits

•	Gestational carrier programs

Mental Health Services

The Medical Plan covers eligible charges for the treatment of mental disorders. A mental disorder is understood to be a disease whether or not it has a physiological or organic basis. Treatment is provided by or under the direction of a mental health professional such as a psychiatrist, a psychologist or a psychiatric social worker. A mental disorder includes, but is not limited to, schizophrenia, bipolar disorder, autism, panic disorder, major depressive disorder, psychotic depression, and obsessive compulsive disorder.

Substance Abuse Services

Medical expenses related to the effective treatment of substance abuse are covered if they are for a program of alcoholism or drug abuse therapy that is prescribed and supervised by a Physician and either has a follow-up therapy program directed by a Physician on at least a monthly basis or includes meetings at least twice a month with organizations devoted to the treatment of alcoholism or drug abuse. Treatments that are not covered include:

•	Detoxification. This means mainly treating the after effects of a specific episode of alcoholism or drug abuse.

•	Maintenance care. This means providing an environment free of alcohol or drugs.

Outpatient coverage is limited to 60 visits per calendar year, including 20 family visits. Intensive outpatient care (3 - 5 hours per day in a treatment facility) is considered one outpatient visit.

OTHER COVERED SERVICES AND SUPPLIES

Acupuncture by a certified acupuncturist will be provided if it is used as a form of anesthesia in connection with surgery that is covered under the Plan, to treat a disease or injury, or to alleviate chronic pain.

Allergy serum, allergy injections and injectable drugs.

Ambulance use to transport a person from the place where he or she is injured or stricken by disease to the first Hospital where treatment is given.

Anesthetics and oxygen.

Artificial limbs and eyes as well as larynx, heart pacemakers, casts, splints, trusses, and braces. Not covered are eye glasses, vision aids, communication aids, and orthopedic shoes, foot orthotics, or other devices to support the feet.

Blood and blood plasma—Aetna covers medically necessary transfusion of blood and blood products, regardless of type.

Chemotherapy, or treatment by X-ray, radium, or any other radioactive substance.

Contraceptives covered under the prescription drug program and drugs and devices not obtainable at a pharmacy.

Convalescent facility—Convalescent care is provided by a convalescent facility on an inpatient basis to patients recovering from a disease or injury. Expenses include room, board, X-ray and lab work; physical, occupational or speech therapy; oxygen and other gas therapy; and other medical services.

Confinement in a convalescent facility is covered when:

1)	The confinement is recommended by a doctor and begins during a convalescent period;

2)	The patient is under the continuing care of a doctor;

3)	The patient receives necessary skilled nursing care, physical rehabilitation services, or both, and;

4)	It is expected that the care received will improve the patient’s condition and facilitate discharge.

Limitations To Convalescent Facility Expenses

This section does not cover charges made for treatment of:

•	Drug addiction

•	Chronic brain syndrome

•	Alcoholism

•	Senility

•	Mental retardation

•	Any other mental disorder

Cosmetic surgery only if needed to correct the result of an accident, treat a condition that impairs the function of a body organ, or reconstruct a breast after a mastectomy. See Reconstructive Surgery on page 19.

Dental expenses for the treatment of the mouth, jaws, and teeth are Covered Medical Expenses, but only those for services rendered and supplies needed for the following treatment of or related to conditions of the:

•	teeth, mouth, jaws, jaw joints; or

•	supporting tissues (this includes bones, muscles, and nerves).

For these expenses, physician includes a dentist. Surgery needed to:

•	Treat a fracture, dislocation, or wound;

•
Cut out teeth partly or completely impacted in the bone of the jaw; teeth that will not erupt through the gum; other teeth that cannot be removed without cutting into bone; the roots of a tooth without removing the entire tooth; cysts, tumors, or other diseased tissues.

•	Cut into gums and tissues of the mouth. This is only covered when not done in connection with the removal, replacement, or repair of teeth.

•	Alter the jaw, jaw joints, or bite relationships by a cutting procedure when appliance therapy alone cannot result in functional improvement.

Non-surgical treatment of infections or diseases. This does not include those of or related to the teeth.

Dental work, surgery, and orthodontic treatment needed to remove, repair, replace, restore, or reposition natural teeth damaged, lost, or removed; or other body tissues of the mouth fractured or cut due to injury. Any such teeth must have been free from decay; or in good repair; and firmly attached to the jaw bone at the time of the injury.

The treatment must be done in the calendar year of the accident or the next one if crowns (caps); or dentures (false teeth); or bridgework; or in-mouth appliances are installed due to such injury, Covered Medical Expenses include only charges for:

•	The first denture or fixed bridgework to replace lost teeth;

•	The first crown needed to repair each damaged tooth; and

•	An in-mouth appliance used in the first course of orthodontic treatment after the injury.

Diagnostic lab work and x-rays.

Donors, including any of the medical services and supplies listed here that are required for an organ, sperm, or egg donor as a result of a surgical transplant procedure. This applies whether the covered person is the donor or the recipient of the transplant. In the case of a covered person who is the recipient of the transplant, both of the following will apply:

1)	The services and supplies will be considered to be furnished on account of the recipient’s sickness or injury.

2)
There is an eligible charge limit on the charges for those services and supplies. That limit is the extent to which benefits for charges, services and supplies are not provided by reason of the donor’s coverage under one or more of the following:

a)	the group contract, or any other group or individual contract;

b)	any arrangement of coverage for individuals in a group (whether on an insured or uninsured basis), including any prepayment coverage.

Durable medical and surgical equipment in lieu of rental. The initial purchase of such equipment is appropriate if Aetna is shown that long term care is planned, and that such equipment either cannot be rented or is likely to cost less to purchase than to rent. Repair of purchased equipment or replacement of purchased equipment is also covered if Aetna is shown that it is needed due to a change in the person’s physical condition, or it is likely to cost less to purchase a replacement than to repair existing equipment or to rent like equipment.

Durable medical and surgical equipment means no more than one item of equipment for the same or similar purpose, and the accessories needed to operate it, that is: made to withstand prolonged use; made for and mainly used in the treatment of a disease or injury; suited for use in the home; not normally of use to persons who do not have a disease or injury; not for use in altering air quality or temperature; not for exercise or training. Not included is equipment such as: whirlpools; portable whirlpool pumps; sauna baths; massage devices; overbed tables; elevators; communication aids; vision aids; and telephone alert systems.

Family planning expenses for a vasectomy for voluntary sterilization; a tubal ligation for voluntary sterilization; and voluntary abortions.

Glucose strips and lancets for persons who are insulin dependent whether or not they are diagnosed with diabetes.

Hearing aids are covered up to a maximum of $1,000 each ear per 36 month period.

Home health care expenses if the charge is made by a Home Health Care Agency, and the care is given under a Home Health Care Plan, and the care is given to a person in his or her home. Home health care expenses are charges for: part-time or intermittent care given or supervised by an R.N.; part- time or intermittent home health aide services for patient care; Physician, occupational, and speech therapy from a Home Health Care Agency; the following to the extent they would have been covered under this Plan if the person had been confined in a Hospital or skilled nursing facility as defined in Title XVIII of the Social Security Act: medical supplies; drugs and medications prescribed by a Physician; and lab services provided by or for a Home Health Care Agency. Each four hours of home health aide services is one visit. Not covered are charges for transportation and custodial care.

Hospice care and bereavement counseling expenses furnished to a terminally ill person for Hospice Care when given as a part of a Hospice Care Program.

Facility expenses—The charges made in its own behalf by a Hospice Facility, Hospital, or Convalescent Facility which are for board and room and other services and supplies furnished to a person while a full-time inpatient for pain control and other acute and chronic symptom management.

Other expenses—The charges may be a Hospice Care Agency for part-time or intermittent nursing care by an R.N. or L.P.N. for up to 8 hours in any one day; medical social services under the direction of a Physician. These include assessment of the person’s social, emotional and medical needs; the home and family situation; identification of the community resources which are available to the person; and assisting the person to obtain those resources needed to meet the person’s assessed needs; psychological and dietary counseling; bereavement counseling; consultation or case management services by a Physician; physical and occupational therapy; part-time or intermittent home health aide services for up to 8 hours in any one day. These consist mainly of caring for the person, medical supplies, drugs and medicines prescribed by the Physician.

Charges made by the providers below (but only if the provider is not an employee of a Hospice Care Agency and such Agency retains responsibility for the care of the person): a Physician for consultant or case management services, a physical or occupational therapist, a Home Health Care Agency for physical and occupational therapy, part-time or intermittent home health aide services for up to 8 hours in any one day. These consist mainly of caring for the person, medical supplies, drugs and medicines prescribed by a Physician, and psychological and dietary counseling.

Not included are charges made for funeral arrangements; for pastoral counseling; for financial or legal counseling including estate planning and the drafting of a will; for homemaker or caretaker services such as sitter or companion services for either the person who is ill or other members of the family; for transportation; for housecleaning and maintenance of the home; and for respite care furnished during a period of time when the person’s family or usual caretaker cannot, or will not, attend to the person’s needs.

Hospital room and board charges at the semiprivate rate. If a private room is used, the daily charge will be covered if the person’s Physician requests the private room and the request is approved by Aetna.

Hospital supplies and non-professional services

Inpatient hospital expenses—Charges made by a hospital for giving board and room and other hospital services and supplies to a person who is confined as a full-time inpatient. Not included is any charge for daily board and room in a private room over the Private Room Limit.

Outpatient hospital expenses—Charges made by a hospital for hospital services and supplies which are given to a person who is not confined as a full-time inpatient.

Inhalation therapy.

Injectables not covered by the pharmacy benefit.

Outpatient surgical expense charges made in its own behalf by a surgery center or the outpatient department of a Hospital; or by a Physician for outpatient services and supplies furnished in connection with a surgical procedure performed in the center or in a Hospital. The procedure must meet these tests: it is not expected to result in extensive blood loss, require major or prolonged invasion of a body cavity, or involve any major blood vessels. It can safely and adequately be performed only in a surgery center or in a Hospital, and it is not normally performed in the office of a Physician or a Dentist.

Outpatient services and supplies furnished by the surgery center or by a hospital on the day of the procedures:

1)	Services of the operating Physician for performing the procedure and for related pre- and post-operative care and the administering of an anesthetic;

2)	Services of any other Physician for the administering of an anesthetic; this does not include a local anesthetic.

No benefit is paid for charges incurred for the services of a Physician who renders technical assistance to the operating Physician or while the person is confined as a full-time inpatient in a Hospital.

Oxygen and anesthetics.

Physical or occupational therapy, up to 90 combined visits provided by a physical or occupational therapist, which is expected to result in the improvement or maintenance of a body function, which has been lost or impaired due to an injury, a disease, or a congenital defect. Not covered are any services, unless they are provided in accordance with a specific treatment plan, which details the treatment to be rendered and the frequency and duration of the treatment and provides for ongoing reviews and is renewed only if therapy is still necessary.

Private duty nursing care provided by an R.N. or L.P.N. will be covered, if the care is not mainly custodial, and:

1)	You require intensive nursing care for treatment of an acute sickness or injury; and

2)	You are not in a Hospital or other health care facility that supplies nursing care.

3)	Visiting nursing care by an R.N. or L.P.N. means a visit of not more than 4 hours for the purpose of performing specific skilled nursing tasks.

Benefits will not be paid during a calendar year for private duty nursing for any shifts in excess of the Private Duty Nursing Care Maximum Shifts. Each period of private duty nursing of up to 8 hours will be deemed to be one private duty nursing shift.

Reconstructive Surgery expenses for:

4)	Breast reconstruction—if elected after the mastectomy for:

a)	Reconstruction of the breast on which a mastectomy has been performed;

b)	Surgery and reconstruction of the other breast to produce a symmetrical appearance;

c)	Prostheses; and

d)	Treatment of physical complications of all stages of mastectomy, including lymphedemas.

5)
Cleft lip/cleft palate—covers charges for oral and facial surgery, obturators, orthodontic appliances, orthodontic treatment, prosthodontic treatment, habilitative speech therapy, otolaryngology treatment and audiological assessment and treatments.

6)
Craniofacial disorders—Covers dependent children to age 18 and includes charges for partially or fully removable dentures or fixed bridgework; replacement of dentures by denture or fixed bridgework when required as a result of structural changes in the mouth or jaw due to growth; prosthodontic treatment such as obturators; speech appliances and feeding appliances, and cleft orthodontic therapy.

Second Surgical Opinion charges of a Physician for a second surgical opinion on the need or advisability of performing a surgical procedure. A benefit is also paid for charges made for a third surgical opinion. This will be done when the second opinion does not confirm the recommendation of the first Physician who proposed to perform the surgery. A surgical opinion is an exam of the person, an X-ray and lab work and a written report by the Physician who renders the opinion. The surgical opinion must both be performed by a Physician who is certified by the American Board of Surgery, or other specialty board and takes place before the date the proposed surgery is scheduled to be done. Benefits are not paid for a surgical opinion if the Physician who renders the surgical opinion is associated or in practice with the first Physician who recommended and proposed to perform the surgery.

Short-term rehabilitation—includes charges for Developmental Delay with the same terms and conditions as for other diagnoses.

Speech therapy* charges incurred up to 90 visits for the following services for diagnostic or nonsurgical treatment of loss or impairment of speech. Covered medical expenses include:

7)	Diagnostic speech evaluations to find out if, and to what extent, the person’s ability is to speak. Not included are charges for speaking aids or training in their use;

8)	Services given to treat delays in speech development only if resulting from disease, injury or birth defect;

9)	Rehabilitative speech and language therapy to restore or improve a person’s ability to speak if the loss of speech is not caused by a mental disorder.

Not included are charges for special education to teach a person whose ability to speak has been lost or impaired to function without that ability. This includes lessons in sign language.

Sperm banking is covered in the case of testicular cancer only. Sperm collection and storage will be paid for by the Plan.

Spinal disorder treatment covers manipulative (adjustive) treatment or other physical treatment of any condition caused by or related to biomechanical or nerve conduction disorders of the spine. The treatment can be given by a Physician or a licensed chiropractor. The calendar year maximum does not apply to expenses incurred while the person is a full-time inpatient in a Hospital for treatment of scoliosis; for fracture care; or for surgery. This includes pre- and post-surgical care given or ordered by the operating Physician.

Transplants—Solid organ and bone marrow transplants will be covered if they meet the definition of Necessary and are not considered Experimental or Investigational as defined in the “What the Plan Does Not Cover” section of this document.

X-ray, radium, and radioactive isotope therapy. WHAT THE MEDICAL PLAN DOES NOT COVER
The following expenses are not covered:

Blood or blood plasma that is replaced by you or by someone else for you. Aetna does not cover the collection or storage or cost of blood or blood plasma.

Charges made by the employer or a close relative including charges for a service or supply furnished by your employer, or you, your spouse or domestic partner, or a child, brother, sister, or parent of you or your spouse or domestic partner.

____________________________

•
Speech therapy services are considered medically necessary only if there is a reasonable expectation that speech therapy will achieve measurable improvement in the patient’s condition in a reasonable and predictable period of time.

Comfort or convenience items and services. Communication aids.
Cosmetic surgery, except to correct the result of an accidental injury sustained while you are covered under the Plan; to treat a condition, including a birth defect, that impairs the function of a body organ, or reconstruct a breast after a mastectomy. See Reconstructive Surgery.

Custodial care—Services and supplies are considered custodial when they are furnished mainly to train or assist the insured family member in personal hygiene and other activities of daily living rather than to provide therapeutic treatment.

Dental except as provided for injury, not included are charges:

•	For in-mouth appliances, crowns, bridgework, dentures, tooth restorations, or any related fitting or adjustment services; whether or not the purpose of such services or supplies is to relieve pain;

•	For root canal therapy;

•	For routine tooth removal (not needing cutting of bone).

Not included are charges:

•	To remove, repair, replace, restore or reposition teeth lost or damaged in the course of biting or chewing;

•	To repair, replace, or restore fillings, crowns, dentures or bridgework;

•	For non-surgical periodontal treatment;

•	For dental cleaning, in-mouth scaling, planing or scraping;

•	For myofunctional therapy; this is muscle training therapy; or training to correct or control harmful habits.

Education testing, training, or treatment related to learning disabilities or developmental delays.

However, educational services or supplies may be covered for training in the activities of daily living if they are directly related to treatment of a sickness or injury that resulted in a loss of a previously demonstrated ability to perform those activities.

Education or special education or job training whether or not given in a facility that also provides medical or psychiatric treatment.

Eyeglasses or lenses of any type (except initial replacements for loss of the natural lens).

Eye surgery to correct refractive impairments.

Experimental or investigational—a drug, a device, a procedure, or treatment will be determined experimental or investigational if Aetna determines that:

1)
There are insufficient outcomes data available from controlled clinical trials published in the peer reviewed literature to substantiate its safety and effectiveness for the disease or injury involved; or

2)	If required by the FDA, approval has not been granted for marketing; or

3)	A recognized national medical or dental society or regulatory agency has determined, in writing, that it is experimental, investigational, or for research purposes; or

4)
The written protocol or protocols used by the treating facility, or the protocol or protocols of any other facility studying substantially the same drug, device, procedure, or treatment, or the written informed consent used by the treating facility or by another facility studying the same drug, device, procedure, or treatment states that it is experimental, investigational, or for research purposes.

However, this exclusion will not apply with respect to services or supplies (other than drugs) received in connection with a disease, if Aetna determines that: (1) the disease can be expected to cause death within one year, in the absence of effective treatment; and (2) the care or treatment is effective for that disease or shows promise of being effective for that disease as demonstrated by scientific data. In making this determination Aetna will take into account the results of a review by a panel of independent medical professionals. They will be selected by Aetna. This panel will include professionals who treat the type of disease involved.

Also, this exclusion will not apply with respect to drugs that: (1) have been granted treatment investigational new drug (IND) or Group c/treatment IND status; or (2) are being studied at the Phase III level in a national clinical trial sponsored by the National Cancer Institute; if Aetna determines that available scientific evidence demonstrates that the drug is effective or shows promise of being effective for the disease.

Foot orthotics (shoe inserts), orthopedic shoes, or other devices to support the feet.

Government plans—for those services and supplies:

1)	Furnished, paid for, or for which benefits are provided or required by reason of the past or present service of any person in the armed forces of a government.

2)
Furnished, paid for, or for which benefits are provided or required under any law of a government. (This exclusion will not apply to “no fault” auto insurance if it is required by law; provided on other than a group basis; and is included in the definition of Other Plans in the section entitled “If You or Your Dependents Have Other Coverage Excluding Medicare”. In addition, this exclusion will not apply to a plan established by a government for its own employees or their dependents; or Medicare.)

Hearing exams not included are charges for:

•	Any ear or hearing exam to diagnose or treat a disease or injury;

•	Drugs or medicines;

•	Any hearing care service or supply which is a covered expense in whole or in part under any other part of this Plan or under any other plan of group benefits provided through your Employer;

•
Any hearing care service or supply for which a benefit is provided under any workers’ compensation law or any other law of like purpose, whether benefits are payable as to all or only part of the charges;

•	Any hearing care service or supply which does not meet professionally accepted standards;

•	Any service or supply received while the person is not covered;

•	Any exams given while the person is confined in a hospital or other facility for medical care;

•	Any exam required by an employer as a condition of employment, or which an employer is required to provide under a labor agreement or is required by any law of a government.

Infertility caused by voluntary sterilization or a hysterectomy.

Payment that you are not legally required to pay includes, but is not limited to, all charges for services or supplies for which the provider has agreed to accept any benefits payable under the Plan as full payment for those charges.

Private duty nursing does not include that part or all of any nursing care that does not require the education, training, and technical skills of an R.N. or L.P.N.; such as transportation, meal preparation, charting of vital signs, and companionship activities; or

•	Any private duty nursing care given while the person is an inpatient in a hospital or other health care facility; or

•	Care provided to help a person in the activities of daily life; such as bathing, feeding, personal grooming, dressing, getting in and out of bed or a chair, or toileting; or

•	Care provided solely for skilled observation; or

•	Any service provided solely to administer oral medicines; except where applicable law requires that such medicines be administered by an R.N. or L.P.N.

Reversal of a sterilization procedure.

Services and supplies that are not Necessary, as determined by Aetna.

Sex changes or any treatment of gender identity disorders.

Sexual dysfunction expenses for therapy, supplies, or counseling for sexual dysfunction or inadequacies that do not have a physiological or organic basis.

Vision aids.

Work-related illness or injury expenses connected to an injury arising from work for wage or profit (whether or not work was performed for this firm), or for diseases covered by any workers’ compensation law, occupational disease law, or similar law.

STATE-MANDATED BENEFITS

If you reside in one of the following states, the state-mandated benefits also apply to your coverage under the Medical Plan.

State	Benefit	State-Mandated Benefit
California	Continuation of Coverage after COBRA Ceases
The terms of this Continuation of Coverage after COBRA Ceases apply to you and your spouse.
If you or you and your spouse:
•    Continued health expense coverage under this Plan in accordance with COBRA for the maximum period for which such continuation is available; and
•    You were 60 years of age or over with 5 years of service when you terminated employment;
you may, prior to the date coverage under COBRA terminates, elect to further continue the same health expense coverage for you and your spouse, or for you only or for your spouse only. If you die during the period in which you can elect this further continuation, your spouse who was covered under COBRA for the maximum period may elect to further continue coverage provided such election is made during the period in which you could elect the further continuation. The election must include an agreement to pay contributions. The contributions may be up to 213% of the cost to the Plan. Premium payments must be continued.
Coverage for a person will not be continued beyond the first to occur of:
•    The date the person becomes covered for like coverage under any group plan;
•    Failure to make any required contributions;
•    The date health expense coverage discontinues, and is not replaced, as to employees of the Eligible Class of which you were a member;
•    The date you attain age 65;
•    As to any spouse, the date the spouse attains age 65;
•    As to any spouse, 5 years from the date you terminated employment.
The Conversion Privilege will be available when coverage is no longer available under this section.

Colorado	Cleft Lip/ Palate of a Dependent Child
Charges incurred for covered treatment given to a dependent child for a congenital cleft lip or cleft palate may be included as covered medical expenses. They are included to the extent they would have been included if incurred for a disease.
Covered treatment means any of the services or supplies listed below given for cleft lip or cleft palate or for any other condition related to or developed as a result of the cleft lip or palate:
•    Oral surgery and facial surgery. This includes pre-operative and post-operative care performed by a Physician.
•    Oral prosthesis treatment (obturators and orthotic devices).
•    First installation of partial or full removable dentures or of fixed bridgework, if dentures are not professionally adequate.
•    Replacement of dentures or fixed bridgework when required as a result of structural changes in the mouth or jaw due to growth.

State	Benefit	State-Mandated Benefit

•    Cleft orthodontic therapy.
•    Diagnostic services of a Physician to find out if and to what extent the child’s ability to speak or hear has been lost or impaired.
•    Habilitative speech therapy rendered by a Physician that is expected to overcome congenital or early acquired handicaps as well as to restore or improve the child’s ability to speak.
An audiologist or speech therapist who is legally qualified will be deemed a Physician for the purposes of this section.
Charges for the following are not included:
•    Oral prosthesis, dentures or bridgework ordered before the child becomes covered, or ordered while covered but installed or delivered more than 60 days after termination of coverage.
•    Services given to treat delays of speech development unless such delays are shown to be caused by cleft lip or cleft palate or any condition related to or developed as a result of cleft lip or cleft palate.
•    Speech aids and training in the use of such aids.
•    Augmentive (assistive) Communication Systems and training in the use of such systems.

Connecticut	Recovery of Benefits	The Recovery of Benefits provision does not apply.
Florida	Definition of Dependents Conversion of Health Expense Coverage Mammograms
Dependent children who meet the eligibility definition are covered until the end of the calendar year in which the child attains age 25.
In addition, your dependents include a child whose parent is your child and is covered as a dependent under this Plan. Conversion of health expense coverage or extension of benefits requirements may differ in some respects from the provisions of the Plan. In no event will the terms or conditions under which conversion coverage may be continued be less favorable to you or your dependents than the terms and conditions stated on page 45 of this document. Contact your HR Representative for additional information.
There is no age or frequency limitation for mammograms.

Georgia	Prescription Drug Coverage	Prescription Drugs paid at 100% at non-participating pharmacies.
Maryland	Outpatient Alcoholism and Drug Abuse Pregnancy Coverage
Outpatient alcoholism and drug abuse coverage—no limits on the number of visits or the number of counseling sessions.

Benefits will be payable for one post-delivery home visit by a health care provider whether or not a person is discharged prior to the minimum time period allowed for inpatient confinement.

State	Benefit	State-Mandated Benefit
Massachusetts	Early Intervention Services
The charges below are included as covered medical expenses even though they may not be incurred in connection with an injury or disease. They are included only for a dependent child:
•    Until 3 months after the child attains the age of 3 years; if the child is born on or before April 1.
•    Until the September 1 of the calendar year in which the child attains the age of 3 years; if the child is born after April 1.
Early Intervention Services Expenses: These are the charges incurred for Early Intervention Services.
Early Intervention Services: These are services provided for the following:
•    Speech therapy given in connection with a speech impairment resulting from a congenital abnormality, disease or injury.
•    Occupational or physical therapy expected to result in significant improvement of a body function impaired by a congenital abnormality, disease, or injury.
•    Clinical psychological tests or treatment.
•    Skilled nursing services, on a part-time or intermittent basis, given by an R.N. or by an L.P.N.

Early Intervention Services (continued) Routine Physical Exams Definition of Dependents Coordination of Benefits
Not more than the Early Intervention Services Calendar Year Maximum of $3,200 will be payable for Early Intervention Services Expenses incurred by a person in any one calendar year.
Not more than the Early Intervention Services Lifetime Maximum of $9,600 will be payable for Early Intervention
Services Expenses incurred by a person during the person’s lifetime.
To the extent not already included, coverage for routine physical exams will be provided as follows:
For all exams given to your dependent child under age 7, covered medical expenses will not include charges for:
•    More than 6 exams performed during the first year of the child’s life;
•    More than 3 exams performed during the second year of the child’s life; and
•    More than one exam per year during the next 5 years of the child’s life.
Your dependents include a child whose parent is your child and is covered as a dependent under this Plan.
Plan pays 100% of allowable expenses after benefits payable by other plans have been subtracted.

New Hampshire	Mental Disorder	Charges of a Physician will include charges made by a pastoral counselor for the treatment of mental disorders.
New Mexico	TMJ Disorder	Charges incurred for the treatment of a TMJ Disorder are included as Covered Medical expenses to the same extent as those for treatment

State	Benefit	State-Mandated Benefit

of a disorder of any other joint of the body.
Charges incurred for orthodontic appliance therapy, crowns, bridges and denture therapy are not covered unless the therapy is required to treat an injury. For these expenses, Physician includes a Dentist.

New York	Autism Spectrum Disorder Definition of Autism Spectrum Disorder Cosmetic Services Diabetic Self- Management
The plan is prohibited from excluding coverage for diagnosis and treatment of medical conditions otherwise covered solely because the treatment is provided to diagnose or treat autism spectrum disorder.
Autism spectrum disorder is defined as “a neurobiological condition that includes autism, Asperger syndrome, Rett syndrome or pervasive developmental disorder.”

Except under certain conditions, a determination that surgery is cosmetic and, therefore, not a covered service, is a medical necessity determination subject to utilization review and external appeal requirements.
The regulation provides an exception for requests for coverage of surgery, other than a request for pre-authorization, and is submitted without medical information. Such requests may be denied without subjecting the request to utilization review and external appeal requirements.
If an initial claim or request for a procedure listed in the law is submitted to a health plan as a pre-authorization request without accompanying medical information, the necessary information shall be requested as required and the claim or request shall be reviewed.
The Plan shall include coverage for the following equipment and supplies used for the treatment of diabetes:
•    Blood glucose monitors, including blood glucose monitors for the visually impaired;
•    Data management systems, test strips for glucose monitors and visual reading and urine testing strips;
•    Insulin, injection aids, cartridges for the visually impaired, syringes, insulin pumps, accessories, insulin infusion devices and oral agents for controlling blood sugar.
The equipment and supplies must be recommended or prescribed by a physician or other licensed health care provider legally authorized to prescribe in accordance with applicable licensing laws.
Coverage must also be provided for diabetic self-management education to ensure that persons with diabetes are educated as to the proper self-management and treatment of their condition, including information on proper diets. Self-management education coverage shall be limited to medically necessary visits:
•    Upon the diagnosis of the disease;
•    Where a physician diagnoses a significant change in the patient’s symptoms or conditions which would necessitate changes in the patient’s self-management;
•    Where reeducation or refresher education is necessary.

State	Benefit	State-Mandated Benefit
Diabetic Self- Management
Self-management education may be provided by:
•    The physician or other licensed health care provider legally authorized to prescribe under applicable licensing laws;
•    Their staff, as part of an office visit for diabetes diagnosis or treatment;
•    A certified diabetes nurse educator, certified nutritionist, certified dietitian or registered dietitian upon physician referral or other licensed health care provider legally authorized to prescribe under applicable licensing laws.
Education provided by a certified diabetes nurse educator, certified nutritionist, certified dietitian or registered dietitian may be limited to group settings wherever practicable.
Coverage for self-management education and education relating to diet shall also include home visits when medically necessary.

Ohio	Coordination of Benefits	Coordination of Benefits is 100% allowable. Maintenance of Benefits is prohibited.
South Carolina	Coordination of Benefits Pap Smears	Coordination of benefits with no-fault insurance is prohibited in South Carolina. There is no frequency or age limitation on pap smears.
Texas	Loss or Impairment of Speech or Hearing Expenses Outpatient Alcoholism and Drug Abuse
This plan pays for charges for the diagnosis or non-surgical treatment by a Physician for loss or impairment of speech or hearing; but only if the charge is made for:
•    Diagnostic services rendered to find out if and to what extent the person’s ability to speak or hear is lost or impaired; or
•    Rehabilitative services rendered that are expected to restore or improve a person’s ability to speak.
Not covered are charges for:
•    Diagnostic or rehabilitative services rendered before the person becomes eligible for coverage or after termination of coverage;
•    Hearing aids, hearing aid evaluation tests and hearing aid batteries;
•    Hearing exams required as a condition of employment;
•    Special education for a person whose ability to speak or hear is lost or impaired. This includes lessons in sign language.
Outpatient Alcoholism and Drug Abuse Coverage—no limits on the number of visits or the number of counseling sessions.

Conversion of Health Expense Coverage
Conversion of Health Expense Coverage or Extension of Benefits requirements may differ in some respects from the provisions of the Plan. In no event will the terms or conditions under which conversion coverage may be continued be less favorable to you or your dependents than the terms and conditions stated on page 45 of this document. Contact your HR Representative for additional

State	Benefit	State-Mandated Benefit
	Coordination of Benefits	information. Coordination of Benefits is 100% allowable. Maintenance of Benefits is prohibited.
Utah	Definition of Dependents	Unmarried children who are under 26 years of age whether or not they are attending school on a regular basis are covered.
Virginia	Occupational Disease or Injury
Health expense coverage will be available for a disease or injury that arises out of, or in the course of, work for pay or profit, but only if:
•    The Worker’s Compensation Commission denies benefits for the disease or injury and the person does not request a review of the denial within 20 days; or
•    The Worker’s Compensation Commission has, after review of an award, denied benefits for the disease or injury.

Washington	Neuro- developmental Therapy
Benefits are payable same as any other disability.
Neurodevelopmental Therapy Expenses:
•    The charges made for the services of a Physician for rendering Neurodevelopmental Therapy Services are included as covered medical expenses.
Neurodevelopmental Therapy Services means speech therapy, physical therapy or occupational therapy given to:
•    Restore or improve a speech or body function; or
•    Develop a speech or body function delayed by a neurological disease; or
•    Maintain a speech or body function if, without therapy, a neurological disease would cause significant deterioration in the person’s condition.
•    Not included are charges for:
•    Any services unless they are prescribed by a Physician in accordance with a specific treatment plan which details the treatment to be rendered and the frequency and duration of the treatment and provides for on-going reviews and is renewed only if therapy is still Necessary.
•    Services rendered by a person who resides with you or who is part of your family.

Home Health Care Benefit Maximums
Coverage includes an alternative care provider including: an Alzheimer’s center, an adult family home, an assisted living facility, a congregate care facility, or a similar alternative care arrangement; and that care is given under a home health care plan.
There are no maximum number of days or visits for Home Health Care and Hospice Care.
There is no age or frequency limitation for mammograms.

WHAT THE DENTAL PLAN PAYS

The Dental Plan pays benefits for charges for dental services and supplies incurred for treatment of a dental disease or injury. The plan pays 100% for Preventive, Basic and Major Services up to the calendar year maximum benefit of $1,500 per individual.

Calendar Year Maximum Benefit

The Dental Plan has a calendar year maximum benefit of $1,500 per covered person. This is the most that is payable for all dental expenses incurred by a person in a calendar year.

WHAT THE DENTAL PLAN COVERS

This section of the booklet explains the covered dental expenses. Refer to the “Plan-At-A-Glance” or “How the Plan Works” sections for details on the level of dental benefits payable.

To be eligible for coverage under the Dental Plan, services and supplies must be considered Necessary and not Experimental or Investigational. (See “Glossary” and “What the Dental Plan Does Not Cover” for definitions of these terms.) All other applicable Dental Plan provisions and exclusions apply.

Preventive Services

•	Oral exams once every 6 months, including prophylaxis, scaling and cleaning of teeth;

•	Topical application of sodium or stannous fluoride for persons under 19 years of age;

•	X-rays for diagnosis, also other X-rays not to exceed one full mouth series in a 36 month period and one set of bitewings in a 6 month period;

•	First installation of a space maintainer to replace any baby tooth which is lost prematurely;

•	Sealants for dependent children under 14 years of age.

Basic Services

Oral surgery;

•	Surgical and non-surgical extractions;

•	Fillings;

•	General anesthetics given in connection with covered dental services;

•	Surgical and non-surgical treatment of diseased periodontal structures;

•	Surgical and non-surgical endodontic treatment, including root canal therapy;

•	Injection of antibiotic drugs;

•	Repair or recementing of crowns, inlays, bridgework or dentures;

•	Relining and rebasing of dentures (one per 36 month period);

•
For installation of removable dentures to replace one or more natural teeth extracted while the person is covered. This includes adjustments for the 6 month period following the date they were installed;

•
Replacement of an existing removable denture or fixed bridgework by new fixed bridgework, or the adding of teeth to existing fixed bridgework. The “Prosthesis Replacement Rule” (see below) must be met.

Major Services

•	Inlays, gold fillings, or crowns; this includes precision attachments for dentures;

•	First installation of fixed bridgework to replace one or more natural teeth extracted while the person is covered, including inlays and crowns as abutments;

•	Replacement of an existing removable denture or fixed bridgework by a new denture, or the adding of teeth to a partial removable denture; the “Prosthesis Replacement Rule” must be met.

Advance Claim Review

Aetna recommends that before starting a course of treatment for which Dentists’ charges are expected to be $150 or more, details of the proposed course of treatment and charges to be made be filed with Aetna. Aetna will then estimate the benefits. You and the Dentist will be told what they are before treatment starts.

Some services may be given before Advance Claim Review is made. These are oral exams, including prophylaxis and X-rays and treatment of any traumatic injury or condition which occurs unexpectedly, requires immediate diagnosis and treatment, and is characterized by symptoms such as severe pain and bleeding.

A course of treatment is a planned program of one or more services or supplies to treat a dental condition. The condition must be diagnosed by the attending Dentist as a result of an oral exam. The treatment may be given by one or more Dentists. The course of treatment starts on the date a Dentist first gives a service to correct or treat such dental condition.

Note: As part of Advance Claim Review and as part of proof of any claim, Aetna has the right to require an oral exam of the person at its own expense. You must give Aetna all diagnostic and evaluative materials which it may require. These include X-rays, models, charts and written reports.

The benefits for a course of treatment may be for a lesser amount than would otherwise be paid if Advance Claim Review is not made or if any required verifying materials are not furnished. In this event, benefits will be reduced by the amount of covered dental expenses that Aetna cannot verify.

Prosthesis Replacement Rule

Certain replacements or additions to existing dentures or bridgework will be covered under the Dental Plan. Proof satisfactory to Aetna must be given that:

•	The replacement or addition of teeth is required to replace teeth extracted after the present denture or bridgework was installed. The person must have been covered when the tooth was extracted.

•	The present denture or bridgework is a least 5 years old and cannot be made serviceable.

•	The present denture is an immediate temporary one to replace one or more natural teeth extracted while the person is covered and cannot be made permanent. Replacement

•	by a permanent denture is needed. It takes place within 12 months from the date the immediate temporary one was first installed.

Alternate Treatment

If alternate services or supplies are used to treat a dental condition, covered dental expenses will be limited to those services and supplies which are customarily used nationwide for treatment and are deemed by the profession to be appropriate for treatment. They must meet broadly accepted national standards of dental practice. The person’s total current oral condition will be taken into account.

When the Alternate Treatment part of this Dental Plan applies, benefits will be limited. Some examples of how this works follow:

Restorative

Gold, Baked Porcelain, Crowns, and Jackets. Covered dental expenses will be limited to the charges for the procedure using amalgam or like material, if it would restore a tooth. This limit applies even if you and the Dentist choose some other type of restoration.

Reconstruction. Covered dental expenses will be limited to the charges for the procedure needed to eliminate oral disease and replace missing teeth. Appliances or restorations needed to increase vertical dimension or restore the occlusion are deemed to be optional and are not covered.

Prosthodontics

Partial dentures. Covered dental expenses will be limited to the charges for a cast chrome or acrylic denture if this would satisfactorily restore an arch. This limit applies even if you and the Dentist choose a more elaborate or precision appliance.

Complete dentures. Covered dental expenses will be limited to the charges for a standard procedure. This limit applies even if you and the Dentist choose personalized or specialized treatment.

Replacement of existing dentures. This will be covered only if the existing denture cannot be used or repaired. If it can be used or repaired, covered dental expenses will be limited to the charges for the services needed to make the denture usable.

WHAT THE DENTAL PLAN DOES NOT COVER

The following expenses are not covered:

•
Care, treatment, services, or supplies that are not prescribed, recommended, or approved by the person’s attending Physician or Dentist. However, the Plan will cover some treatments by a licensed dental hygienist that are supervised by a Dentist. These are scaling of teeth, cleaning of teeth and topical application of fluoride.

•	The replacement of a prosthetic device that is lost, missing or stolen.

•	Any services or supplies which are for orthodontic treatment.

•	Services or supplies to increase vertical dimension. These are dentures, crowns, inlays and onlays, bridgework or any other appliance or service.

•	A drug, a device, a procedure, or treatment will be determined Experimental or Investigational if Aetna determines that:

1)
There are insufficient outcomes data available from controlled clinical trials published in the peer reviewed literature to substantiate its safety and effectiveness for the disease or injury involved; or

2)	If required by the FDA, approval has not been granted for marketing; or

3)	A recognized national medical or dental society or regulatory agency has determined, in writing, that it is Experimental, Investigational, or for research purposes; or

4)
The written protocol or protocols used by the treating facility, or the protocol or protocols of any other facility studying substantially the same drug, device, procedure, or treatment, or the written informed consent used by the treating facility or by another facility studying the same drug, device, procedure, or treatment states that it is Experimental, Investigational, or for research purposes.

•	Those for services of a resident Physician or intern rendered in that capacity.

•	Those that a covered person is not legally obliged to pay.

•
To the extent allowed by the law of the jurisdiction where the group contract is delivered, those for services and supplies furnished, paid for, or for which benefits are provided or required by reason of the past or present service of any person in the armed forces of a government; furnished, paid for, or for which benefits are provided or required under any law of a government. (This exclusion will not apply to “no fault” auto insurance if it is required by law; is provided on other than a group basis; and is included in the definition of Other Plans in the section entitled If You or Your Dependents Have Other Coverage excluding Medicare. In addition, this exclusion will not apply to a plan established by government for its own employees or their dependents; or Medicaid.)

•
Those for plastic surgery, reconstructive surgery, cosmetic surgery, or other services and supplies which improve, alter or enhance appearance, whether or not for psychological or emotional reasons (this includes charges for personalization or characterization of dentures); except to the extent needed to repair an injury. Surgery must be performed in the calendar year of the accident which causes the injury, or in the next calendar year.

For dental expenses covered under the Medical Plan, please see pages 16.

WHAT HAPPENS IF…

…I Go On an Approved Leave of Absence?

If you go on an approved leave of absence, with or without pay, you may be eligible to continue your coverage under the Plan. If you wish to continue coverage during your approved leave of absence, you must make arrangements with your Human Resources Representative to apply for coverage through COBRA. See pages 41 for details.

…I Become Totally Disabled and Can No Longer work?

If you are unable to work because of injury or sickness, and the firm’s third party administrator has approved your disability claim, coverage may be continued (up to 180 consecutive days) during the period you are totally disabled. Totally disabled means that you are unable to perform your normal work responsibilities. The firm will continue to pay all required premiums for coverage under the Plan.

After 180 days, if you had elected Long Term Disability Insurance under the firm’s group plan, and your disability has been approved by the carrier, the firm will pay all required premiums for coverage under the Plan as long as the carrier continues to consider you to be totally disabled, and you are under age 65 (under age 65 is contingent on age of covered employee when benefits were first approved).

..I Take an Unpaid Family and Medical Leave (FML)?

If you go on an unpaid FML, coverage under the Plan will continue.

…I Get Married, or Meet the Requirements for Domestic Partnership?

If you are eligible for Plan coverage when you get married or meet the requirements of a domestic partnership, your spouse or domestic partner is immediately eligible for Plan coverage. You must contact your HR Representative within 31 days of the event to enroll your spouse or domestic partner in the Plan. If you don’t enroll within this period, you and your spouse or domestic partner can enroll during the next open enrollment. Coverage will become effective on January 1 of the following year.

…I Gain/Lose a Dependent?

Notify your local HR Representative right away if your dependent is no longer eligible for Plan coverage. If you gain a dependent, your dependent will be eligible for coverage. You have 31 days to enroll a newly eligible dependent. Newborns are automatically covered for the first 31 days following their birth. If you don’t enroll within this period, you will not be able to enroll the dependent until the next open enrollment period. Coverage will become effective on January 1 of the following year.

…I Retire?

If you retire, your coverage will automatically change to the U.S. Retired Officer Plan effective on the date following your retirement date. Different coverage rules apply to the Retired Officer Plan.
Please contact your HR Representative for a copy of the Retired Officer Plan. The firm will continue to make full payment of any required contributions to the Retired Officer Plan. If you are under age 65, the Retired Officer Plan will be considered the primary payer of your insurance claims. If you are age 65 or older, Medicare will be considered the primary payer of your insurance claims. The primary payer of your spouse’s or domestic partner’s insurance claims is also dictated by age. The Plan will coordinate its coverage with Medicare using the standard coordination of benefits method. To qualify for retirement, you must meet certain age and length of service criteria. Please contact your HR Representative for details. Refer to pages 36 and 37 for information on Medicare.

…I Leave the Firm?

Coverage for you and your dependents (if any) ends on the day after you leave the firm unless you elect to continue coverage through COBRA. See pages 41 for details. If you leave the firm and later return, you will be eligible to enroll in accordance with Plan enrollment requirements.

IF YOU OR YOUR DEPENDENTS HAVE OTHER COVERAGE EXCLUDING MEDICARE

Some persons have health coverage in addition to coverage under this Plan. Under these circumstances, it is not intended that a plan provide duplicate benefits. For this reason, many plans, including this Plan, have a coordination of benefits provision.

This Plan uses the Maintenance of Benefits (MOB) approach for coordinating benefits. Using the MOB provision of this Plan, the amount normally reimbursed under this Plan is reduced to take into account payments made by Other Plans. Other Plans mean any other plan of health expenses coverage under: group insurance; any other type of coverage for persons in a group (this includes plans that are insured and those that are not); no-fault auto insurance required by law and provided on other than a group basis. Only the level of benefits required by the law will be counted.

The following example illustrates the benefits that would be paid, if the Plan is the secondary payer:

Eligible Charge	$100
Primary Plan Pays (70% coinsurance)	$70
Secondary Plan Would Pay (100% coinsurance)	$100
The Plan Pays under MOB	$30
Patient Pays	$0

If the primary coverage paid the same as the Plan would have paid in the absence of the primary coverage, no benefit would be paid under the Plan.

Coordination of coverage with Other Plans includes coordination of cost containment procedures. This means that the Plan will not pay for an eligible expense that is not covered by another plan because the covered person did not follow the Other Plan’s cost containment procedures. For example, if you are covered under another plan that requires certification before receiving medical care, the Plan will not pay for charges the Other Plan does not cover due to your failure to follow its certification requirements.

When this and another health expense coverage plan applies, the order in which the various plans will pay benefits must be figured. This will be done as follows using the first rule that applies:

1)	A plan with no rules for coordination with other benefits will be deemed to pay its benefits before a plan which contains such rules.

2)
A plan which covers a person other than as a dependent will be deemed to pay its benefits before a plan which covers the person as a dependent; except that if the person is also a Medicare beneficiary and as a result of the Social Security Act of 1965, as amended, Medicare is: secondary to the plan covering the person as a dependent; and primary to the plan covering the person as other than a dependent; the benefits of a plan which covers the person as a dependent will be determined before the benefits of a plan which covers the person as other than a dependent and is secondary to Medicare.

3)
Except in the case of a dependent child whose parents are divorced or separated; the plan which covers the person as a dependent of a person whose birthday comes first in a calendar year will be primary to the plan which covers the person as a dependent of a person whose birthday comes later in that calendar year. If both parents have the same birthday, the benefits of a plan which covered one parent longer are determined before those of a plan which covered the other parent for a shorter period of time.

If the Other Plan does not have the rule described above but instead has a rule based on the gender of the parent and if, as a result, the plans do not agree on the order of benefits, the rule in the Other Plan will determine the order of benefits.

4)	In the case of a dependent child whose parents are divorced or separated:

a)
If there is a court decree which states that the parents shall share joint custody of a dependent child, without stating that one of the parents is responsible for the health care expenses of the child, the order of benefit determination rules specified in (3) above will apply.

b)
If there is a court decree which makes one parent financially responsible for the medical, dental or other health care expenses of such child, the benefits of a plan which covers the child as a dependent of such parent will be determined before the benefits of any Other Plan which covers the child as a dependent child.

c)	If there is not such a court decree:

i)
If the parent with custody of the child has not remarried, the benefits of a plan which covers the child as a dependent of the parent with custody of the child will be determined before the benefits of a plan which covers the child as a dependent of the parent without custody.

ii)
If the parent with custody of the child has remarried, the benefits of a plan which covers the child as a dependent of the parent with custody shall be determined before the benefits of a plan which covers that child as a dependent of the stepparent. The benefits of a plan which covers that child as a dependent of the stepparent will be determined before the benefits of a plan which covers that child as a dependent of the parent without custody.

5)	If 1, 2, 3 and 4 above do not establish an order of payment, the plan under which the person has been covered for the longest time will be deemed to pay its benefits first except that:

a)
The benefits of a plan which covers the person on whose expenses claim is based as a laid-off or retired employee; or the dependent of such person; shall be determined after the benefits of any Other Plan which covers such person as an employee who is not laid-off or retired, or a dependent of such person. If the Other Plan does not have a provision regarding laid-off or retired employees and as a result, each plan determines its benefits after the other, then the above paragraph will not apply.

b)
The benefits of a plan which covers the person on whose expenses claim is based under a right of continuation pursuant to federal or state law shall be determined after the benefits of any Other Plan which covers the person other than under such right of continuation. If the Other Plan does not have a provision: regarding right of continuation pursuant to federal or state law and as a result, each plan determines its benefits after the other, then the above paragraph will not apply.

The general rule is that the benefits otherwise payable under this Plan for all expenses incurred in a calendar year will be reduced by all Other Plan benefits payable for those expenses. When the coordination of benefits rules of this Plan and an Other Plan both agree that this Plan determines its benefits before such Other Plan, the benefits of the Other Plan will be ignored in applying the general rule above to the claim involved.

In order to administer this provision, Aetna can release or obtain data. Aetna can also make or recover payments.

When this provision operates to reduce the total amount of benefits otherwise payable as to a person covered under this Plan during a calendar year, each benefit that would be payable in the absence of this provision will be reduced proportionately. Such reduced amount will be charged against any applicable benefit limit of this Plan.

IF YOU ARE ELIGIBLE FOR MEDICARE

About Medicare

Medicare is divided into two distinct programs that are separately funded:

Part A (Hospital Insurance) pays some of the cost of hospitalization and provides benefits for skilled nursing facility care, home health care and hospice care.

Part B (Supplementary Medical Insurance) is a voluntary program for eligible enrollees who enroll and pay a monthly premium and covers doctor bills, most outpatient Hospital services, and certain related services.

Your Eligibility

You are eligible for Medicare at the beginning of the month in which you turn 65. (This age is not scheduled to rise, even though the full retirement age for Social Security benefits gradually rises to 67.) Enrollment is not automatic—you must contact your local Social Security office to enroll. When you enroll in Part A, you also automatically enroll in Part B unless you tell the Social Security Administration you do not want it.

If You Plan To work Past Age 65… you can delay enrolling in Part B as long as you continue coverage under the group Plan. Contact your Social Security office three months before you turn 65. At age 65, you should enroll in Part A and delay enrolling in Part B. In this case, the Plan will remain the primary payer and Part A will be the secondary payer for Hospital charges; using the standard coordination of benefits for claims payment. The Plan will continue to be the primary payer for your spouse (regardless of age) until you retire.

If You Retire at Age 65 or Later… contact your Social Security office three months before you retire to enroll in Part B. If you meet the firm’s age and length of service criteria for retirement, Medicare will be the primary payer for you and your spouse (if eligible), and the Retired Officer Plan will be your secondary payer. The Retired Officer Plan will continue to be primary payer for a dependent not Medicare eligible.

Coordination of Benefits with Medicare

Once you are Medicare eligible and have enrolled in Medicare Part B, and Aetna is your secondary payer, you can enroll in Medicare Direct. Medicare Direct is an electronic service that connects Medicare and Aetna for claim coordination and eliminates your need to file claims for supplemental benefits. By checking your Explanation of Medicare Benefits (EOMB) statement, it should note that unpaid charges have been forwarded to Aetna. Once Aetna pays covered expenses, Aetna will send you an EOB. There is no charge for this service. Contact your HR Representative for details.

HOW TO FILE A CLAIM

Complete a Medical Benefits Request claim form and submit it, along with the itemized bills for eligible medical expenses, to the address on the claim form. Claim forms are available at http://people.bah.com (accessible outside the firewall via https://secure.bah.com). To research claim status, visit www.aetna.com and register for Aetna Navigator (Please note, if you have already registered, EOBs are available for viewing 11 days following your Aetna Navigator registration date.) If there has been recent claim activity, an Explanation of Benefits (EOB) will be available for you to view.

If you or your dependents incur a claim outside of the U.S., you must pay for the services up front and then submit a claim to Aetna. Aetna’s specially trained processors convert the claim (no matter what language or currency) to U.S. dollars based on the date of service.

All claims should be reported promptly. The deadline for filing a claim for benefits is 90 days after the date of the loss causing the claim. If, through no fault of your own, you are not able to meet the deadline for filing claims, your claim will still be accepted if you file as soon as possible. Otherwise, late claims will not be covered. Unless you are legally incapacitated, late claims will not be covered if they are filed more than 2 years after the deadline.

Filing Health Claims Under the Plan

You may file claims for Plan benefits, and appeal adverse claim decisions, either yourself or through an authorized representative. If your claim is denied in whole or in part, you will receive a written notice of the denial from Aetna Life Insurance Company. The notice will explain the reason for the denial and the review procedures.

An “authorized representative” means a person you authorize, in writing, to act on your behalf. The Plan will also recognize a court order giving a person authority to submit claims on your behalf, except that in the case of a claim involving urgent care, a health care professional with knowledge of your condition may always act as your authorized representative.

Urgent Care Claims

If the Plan requires advance approval of a service, supply or procedure before a benefit will be payable, and if the Plan or your physician determines that it is an urgent care claim, you will be notified of the decision not later than 72 hours after the claim is received.

“A claim involving urgent care” is any claim for medical care or treatment with respect to which the application of the time periods for making non-urgent care determinations could seriously jeopardize the life or health of the claimant or the ability of the claimant to regain maximum function, or, in the opinion of a physician with knowledge of the claimant’s medical condition, would subject the claimant to severe pain that cannot be adequately managed without the care or treatment that is the subject of the claim.

If there is not sufficient information to decide the claim, you will be notified of the information necessary to complete the claim as soon as possible, but not later than 24 hours after receipt of the claim. You will be given a reasonable additional amount of time, but not less than 48 hours, to provide the information, and you will be notified of the decision not later than 48 hours after the end of that additional time period (or after receipt of the information, if earlier).

Ongoing Course of Treatment

If you have received pre-authorization for an ongoing course of treatment, you will be notified in advance if the Plan intends to terminate or reduce benefits for the previously authorized course of treatment so that you will have an opportunity to appeal the decision and receive a decision on that appeal before the termination or reduction takes effect. If the course of treatment involves urgent care, and you request an extension of the course of treatment at least 24 hours before its expiration, you will be notified of the decision within 24 hours after receipt of the request.

If Your Claim Is Denied

If your claim for benefits is denied, in whole or in part, you will receive a written explanation from Aetna within 60 days after receipt of your claim (120 days if special circumstances apply). This explanation will tell you:

•	The specific reasons for the denial;

•	The specific references to provisions of the Plan documents that support those reasons;

•	Any additional information you must provide to improve your claim and the reasons why that information is necessary; and

•	The procedures available to you for further review of the claim.

Health Claims—Standard Appeals

As a member of the Plan, you have the right to file an appeal about coverage for service(s) you have received from your health care provider or Aetna if you are not satisfied with the outcome of the initial determination and the appeal is regarding a change in the decision for the following:

•	Certification of health care services

•	Claim payment

•	Plan interpretation

•	Benefit determination

•	Eligibility

You may file an appeal in writing to Aetna. The denial notice will include the address where the appeal can be sent. If your appeal is of an urgent nature, you may call Aetna’s Member Services Unit at the toll-free phone number on your ID card. Your request should include the group name (that is, your employer), your name, Social Security Number or other identifying information shown on the front of the Explanation of Benefits form, and any other comments, documents, records and other information you would like to have considered, whether or not submitted in connection with the initial claim.

You will have 180 days following receipt of an adverse benefit decision to appeal the decision to Aetna. You will be notified of the decision not later than 15 days (for pre-service claims) or 30 days (for post- service claims) after the appeal is received. You may submit written comments, documents, records and other information relating to your claim, whether or not the comments, documents, records or other information were submitted in connection with the initial claim. A copy of the specific rule, guideline or protocol relied upon in the adverse benefit determination will be provided free of charge upon request by you or your authorized representative. You may also request that the Plan provide you, free of charge, copies of all documents, records and other information relevant to the claim.

If your claim involves urgent care, an expedited appeal may be initiated by a telephone call to Member Services. Aetna’s Member Services telephone number is on your Identification Card. You or your authorized representative may appeal urgent care claim denials either orally or in writing. All necessary information, including the appeal decision, will be communicated between you or your authorized representative and the Plan by telephone, facsimile, or other similar method. You will be notified of the decision not later than 36 hours after the appeal is received.

If you are dissatisfied with the appeal decision on a claim involving urgent care, you may file a second level appeal with Aetna. You will be notified of the decision not later than 36 hours after the appeal is received.

If you are dissatisfied with a pre-service or post-service appeal decision, you may file a second level appeal with Aetna within 60 days of receipt of the level one appeal decision. Aetna will notify you of the decision not later than 15 days (for pre-service claims) or 30 days (for post-service claims) after the appeal is received.

If you do not agree with the final determination on review, you have the right to bring a civil action, if applicable.

Exhaustion of Process

You must exhaust the applicable Level one and Level two processes of the Appeal Procedure before you establish any: litigation; arbitration; or administrative proceeding; regarding an alleged breach of the policy terms by Aetna Life Insurance Company; or any matter within the scope of the Appeals Procedure.

Health Claims—Voluntary Appeals

You may file a voluntary appeal for external review of any final standard appeal determination that qualifies.

You must complete all of the levels of standard appeal described above before you can appeal for external review. Subject to verification procedures that the Plan may establish, your authorized representative may act on your behalf in filing and pursuing this voluntary appeal. You must request this voluntary level of review within 60 days after you receive the final denial notice under the standard appeal processes.

If you file a voluntary appeal, any applicable statute of limitations will be tolled while the appeal is pending. The filing of a claim will have no effect on your rights to any other benefits under the Plan. However, the appeal is voluntary and you are not required to undertake it before pursuing legal action.

If you choose not to file for voluntary review, the Plan will not assert that you have failed to exhaust your administrative remedies because of that choice.

NOTE: Members are encouraged not to send appeals certified or overnight mail to Aetna’s P.O. Box address as this may cause delay in receipt.

External Review

You may, at your option, obtain External Review of a claim denial provided that:

•	You have exhausted the Aetna Life Insurance Company appeal process for denied claims and you have received a final denial.

•	The final denial was based upon a lack of medical necessity, or the experimental or investigational nature of the proposed service or treatment; and

•	The cost of the service or treatment at issue exceeds $500.00.

If you meet the eligibility requirements listed above, you will receive written notice of your right to request an External Review at the time the final decision on your internal appeal has been rendered. Either you or an individual acting on your behalf will be required to submit to Aetna Life Insurance

Company the External Review Request Form (except under expedited review as described below), a copy of the Plan denial of coverage letter, and all other information you wish to be reviewed in support of your request. Your request for an External Review must be submitted, in writing, to Aetna Life Insurance Company within 180 calendar days after you receive the final decision on your internal appeal.

Aetna Life Insurance Company will contact the “External Review Organization” that will conduct your External Review. The External Review Organization will then select an independent physician with appropriate expertise in the area at issue for the purpose of performing the External Review. In rendering a decision, the external reviewer may consider any appropriate credible information submitted by you with the External Review Request Form, and must follow the applicable plan’s contractual documents and plan criteria governing the benefits.

The External Review Organization will generally notify you of the decision within 30 calendar days of Aetna Life Insurance Company’s receipt of a properly completed External Review Form. The notice will state whether the prior determination was upheld or reversed, and briefly explain the basis for the determination. The decision of the external reviewer will be binding on the Plan, except where Aetna Life Insurance Company or the Plan can show reviewer conflict of interest, bias or fraud. In such cases, notice will be given to you and a different reviewer will promptly resubmit the matter for consideration.

An expedited review is available when your treating physician certifies on a separate Request For Expedited External Review form (or by telephone with prompt written follow-up) the clinical urgency of the situation. “Clinical urgency” means that a delay (waiting the full 30 calendar day period) in receipt of the service or treatment would jeopardize your health. Expedited reviews will be decided within 5 calendar days of receipt of the request. In the case of such expedited reviews, you will initially be notified of the determination by telephone, followed immediately by a written notice delivered by expedited mail or fax.

You will be responsible for the cost of compiling and sending the information that you wish to be reviewed by the External Review Organization to Aetna Life Insurance Company. Aetna Life Insurance Company is responsible for the cost of sending this information to the External Review Organization. The professional fee for the External Review will be paid by Aetna Life Insurance Company.

In order for an individual to act on your behalf in connection with an External Review, you will need to specifically consent to the representation by signing the appropriate line on the External Review Request Form.

You may obtain more information about the External Review process by calling the toll-free Member Services telephone number listed on your ID card.

GENERAL NOTICE OF COBRA CONTINUATION COVERAGE RIGHTS

Your Right To Continue Coverage

The Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) gives you and your covered dependents the right to a temporary extension of coverage under the Plan (“COBRA continuation coverage”) when coverage would otherwise end. This notice contains important information about your COBRA rights.

COBRA Continuation Coverage

Under COBRA, the Plan must offer continuation coverage at group rates (the full premium including employee and employer portions, plus a 2% administrative fee) when coverage would otherwise end because of a life event known as a “qualifying event.” COBRA continuation coverage must be offered to each person who is a “qualified beneficiary.”*1 For purposes of the Plan, a qualified beneficiary is a

______________________________________________

•
COBRA applies to “qualified beneficiaries” which does not include domestic partners. However, Booz Allen voluntarily offers the same continuation coverage to domestic partners who are eligible to participate in the Plan. References in this notice to “qualified beneficiaries” and “qualifying events” are intended to pertain to domestic partners covered under the Plan. A “domestic partner” will be treated identically to a “spouse” for all relevant purposes, including notice requirements given by the HR Representative.

A child born to, or placed for adoption with, the employee during the period of COBRA coverage is also considered a “qualified beneficiary” under COBRA. There may be extra cost in electing this additional coverage. You must also give notice to the HR Representative within 30 days of the birth or adoption placement.

spouse, domestic partner or dependent child who would otherwise lose Plan coverage because of a qualifying event. COBRA continuation coverage is the same as the coverage under the Plan of similarly situated employees and/or covered dependents who have not had a qualifying event. Each qualified beneficiary who elects COBRA continuation coverage will have the same rights under the Plan, including special enrollment rights, as other participants or beneficiaries covered under the Plan.

This notice generally explains COBRA continuation coverage, when it may become available to you and your family, and what you need to do to protect the right to receive it. If COBRA continuation coverage is elected, proof of insurability is not required. The employee or qualified beneficiaries pay the full premium (both employee and employer portions, plus a 2% administrative fee) for COBRA continuation coverage.

The Plan Administrator is Booz Allen Hamilton, 8283 Greensboro Drive, McLean, VA 22102, (703) 902-5514. COBRA continuation coverage for the Plan is administered by Aetna Inc., 151 Farmington Ave. MB1K, Hartford, CT 06156-7622, (800) 429-9526.

Qualifying Events

Employees. If you are an employee of Booz Allen Hamilton (“Booz Allen”) covered by this Plan, you have a right to elect COBRA continuation coverage if you lose your group health care coverage because of either of the following reasons:

1)	A reduction in your hours of employment; or

2)	The termination of your employment (for reasons other than your gross misconduct).**

Spouses and Domestic Partners. If you are the spouse or domestic partner of an employee covered by this Plan, you have the right to elect COBRA continuation coverage for yourself if you lose group health coverage for any of the following reasons:

1)	The death of your spouse or domestic partner;

2)	The termination of your spouse’s or domestic partner’s employment (for reasons other than the employee’s gross misconduct);

3)	A reduction in your spouse’s or domestic partner’s hours of employment;

4)	Your divorce or legal separation or the end of your domestic partnership; or

5)	Your spouse’s or domestic partner’s entitlement to Medicare (Part A, Part B, or both).

Dependent Children. In the case where a dependent child of an employee or domestic partner is covered by the Plan, he or she has the right to elect COBRA continuation coverage if group health care coverage under the Plan is lost for any of the following reasons:

1)	The death of a parent employed by Booz Allen;

2)	The termination of a parent’s employment with Booz Allen (for reasons other than parent’s gross misconduct);

3)	A reduction in a parent’s hours of employment;

__________________________________
**    The termination may be voluntary or involuntary.

4)	The parents’ divorce or legal separation or the end of the parent’s domestic partnership;

5)	The child ceases to be a “dependent child” as defined by the Plan; or

6)	The parent who is employed by Booz Allen becomes entitled to Medicare (under Part A, Part B, or both.)

A qualified beneficiary who elects COBRA continuation coverage has the same rights as the covered employee. For example, a former dependent child of a covered employee could elect COBRA continuation coverage as a qualified beneficiary, marry, cover the new spouse, have a child and cover the child by paying a separate premium for the coverage elected. However, the new spouse and child are not considered “qualified beneficiaries” and have no separate rights to elect COBRA continuation coverage. Their COBRA continuation coverage ends when the former dependent child’s coverage ends.

Notice Obligations

Under the law, as a qualified beneficiary, you must notify the HR Representative of a divorce, legal separation, end of domestic partnership, or a child losing dependent status under the Plan. This notification must be made within 60 days after the later of: (i) the date of the qualifying event or
(ii) the date that coverage would be lost under the Plan provisions because of the qualifying event.

Failure to give notice within the time limits can result in COBRA continuation coverage being forfeited. Be sure to check the Plan carefully to determine when a child loses dependent status.

Election Period

When the employee’s HR Representative is notified that a qualifying event has occurred, the HR Representative will in turn notify the employee, spouse, domestic partner, or dependent child of his or her right to elect COBRA continuation coverage. Election of COBRA continuation coverage must take place during the election period, which will end 60 days from the later of the date group health care coverage would otherwise terminate or the date the notification of COBRA continuation coverage rights is provided to the qualified beneficiary.

If an employee, spouse, domestic partner, or dependent child does not elect COBRA continuation coverage prior to the expiration of the election period, his or her rights to continue group health care coverage will terminate. If COBRA continuation coverage is elected, Booz Allen will provide COBRA continuation coverage which, as of the time such coverage is being provided, is identical to the group health care coverage provided under the Plan to similarly situated employees and/or covered dependents.

Duration of COBRA Coverage

COBRA generally provides a maximum continuation period of 18, 29, or 36 months of COBRA continuation coverage depending on the type of qualifying event(s). The continuation period is measured from the date of the qualifying event.

18 Month Coverage. If group health care coverage was lost because of the employee’s termination of employment (other than for reasons of gross misconduct) or reduction in hours, the required COBRA continuation coverage period is generally 18 months from the date of the qualifying event. Booz Allen voluntarily extends this period by up to an additional 6 months, for a maximum of 24 months from the date of the qualifying event, if the qualifying event is an educational leave of absence granted by Booz Allen to the employee.

Secondary Events. The 18-month COBRA continuation period may also be extended up to 18 additional months, for a maximum of 36 months from the date of the original qualifying event, if a second qualifying event (divorce, legal separation, death, entitlement to Medicare, ceasing to be a dependent child) takes place during the original 18-month period. This extension applies only if the secondary event would have caused the spouse, domestic partner, or dependent child to lose coverage under the Plan had the first qualifying event not occurred. Upon the occurrence of a second event it is the qualified beneficiary’s obligation to notify the HR Representative of the second qualifying event within 60 days of the second qualifying event and within the original 18month COBRA continuation coverage period. COBRA continuation coverage does not last beyond 36 months from the original qualifying event, no matter how many qualifying events occur.

Disability Extension. The 18-month COBRA continuation coverage period may be extended up to 11 additional months, for a maximum of 29 months from the date of the qualifying event, if the employee, spouse, domestic partner or dependent child is determined by the Social Security Administration to be disabled, the disability began during the first 60 days of COBRA continuation coverage and the disability lasts at least until the end of the original 18-month period of COBRA continuation coverage. The COBRA continuation coverage of the disabled qualified beneficiary and all other qualified beneficiaries (including those not deemed disabled) may be continued for up to an additional 11 months. The extended coverage is applicable provided the HR Representative is notified of the disabled status before the end of the original 18-month COBRA continuation coverage period and within 60 days after the date the qualified beneficiary is determined to be disabled.

The qualified beneficiaries who are receiving COBRA continuation coverage are responsible for providing the HR Representative with notice of a determination by the Social Security Administration that a qualified beneficiary is disabled. If this notice is not provided to the HR Representative, Booz Allen is not required to extend COBRA continuation coverage. If there is a final determination that the disability has ended, the formerly disabled person must notify the HR Representative within 30 days after the date the disability ends. The COBRA continuation coverage will end on the first of the month following 30 days after the determination that the disability has ended. If the COBRA continuation coverage period is extended under this provision, Booz Allen may increase the premium charged for each additional month of COBRA continuation coverage from the standard COBRA premium (102% of the full premium) to 150% of the full premium.

36 Month Coverage. The following events entitle qualified beneficiaries to 36 months of continuation coverage:

1)	The death of the employee;

2)	The dependent ceases to be a “dependent child” as defined by the Plan;

3)	The employee’s entitlement to Medicare (Part A, Part B, or both); or

4)	Divorce or legal separation or end of domestic partnership.

COBRA Termination

The law permits COBRA continuation coverage to be terminated for any of the following reasons:

1)	Booz Allen no longer provides group health care coverage to any of its employees;

2)	The premium for COBRA continuation coverage is not paid in a timely manner;

3)
The person receiving COBRA continuation coverage becomes covered under another group health care plan that does not contain any exclusion or limitation with respect to a pre- existing condition (other than an exclusion or limitation with respect to any pre-existing condition that may be disregarded under the law);

4)	The person receiving COBRA continuation coverage becomes entitled to Medicare;

5)
If COBRA continuation coverage was extended to up to 29 months due to a Social Security disability determination and a final determination is made that the qualified beneficiary is no longer disabled; or

6)	The end of the COBRA continuation coverage period.

If you have any questions about COBRA continuation coverage, you should contact your HR Representative or the nearest Regional or District Office of the U.S. Department of Labor’s Employee Benefits Security Administration (EBSA). Addresses and phone numbers of Regional and District EBSA Offices are available through the EBSA’s Web site at www.dol.gov/ebsa.

OTHER IMPORTANT INFORMATION

Conversion Privileges

If your COBRA coverage ends for any reason other than your failure to pay any required contributions, and you want to continue medical coverage for you and/or your dependents, you have the right to convert your medical coverage to an individual basic health care policy provided by Aetna. This “right to convert” applies to U.S. residents only and only if the firm’s medical coverage under this Plan is not terminated.

If you want to convert to an individual health care policy, you must apply to do so, and pay the first premium to Aetna within 45 days after your COBRA coverage ends. This application period will be extended for 45 days, from the date you receive written notice of your conversion privilege, but not beyond 90 days from the date coverage ceases. This applies even if the covered person is still eligible for benefits because he/she is totally disabled. Evidence of insurability will not be required.

Aetna may decline to issue a personal policy if it is applied for in a jurisdiction in which Aetna cannot issue or deliver the policy; or if a person is eligible for or has benefits available under any other group contract or medical plan that would result in overinsurance or match benefits.

The coverage you receive under the individual contract may be lower than the regular Plan coverage, and certain covered services may not be included in this contract. You will be required to pay the entire cost of your and your dependents’ medical premiums. Premiums will be determined by Aetna.

There is no conversion privilege for the dental Plan.

Special Rights for Mothers and Newborn Children

The Plan may not, under federal law, restrict any hospital length of stay in connection with childbirth for the mother or newborn child to less than 48 hours following a vaginal delivery, or less than 96 hours following a cesarean section. However, federal law generally does not prohibit the mother’s or newborn’s attending provider, after consulting with the mother, from discharging the mother or her newborn child earlier than 48 hours (or 96 hours as applicable). Under federal law, the Plan may not require that a provider obtain authorization for prescribing a length of stay less than 48 hours (or 96 hours as applicable).

Women’s Health and Cancer Rights Act

Solely to the extent required under the Women’s Health and Cancer Rights Act, the Plan will provide certain benefits related to services received in connection with a mastectomy. The Plan shall include coverage for reconstructive surgery following a mastectomy.

If you or your eligible dependent(s) are receiving benefits under the Plan related to mastectomy and you or your eligible dependent(s) elect breast reconstruction, the coverage will be provided, in a manner determined in consultation with the attending physician and you or your dependent(s), for:

•	Reconstruction of the breast on which the mastectomy was performed;

•	Surgery and reconstruction of the other breast to produce a symmetrical appearance; and

•	Prostheses and treatment of physical complications at all stages of the mastectomy, including lymphedemas.

Reconstructive benefits are subject to annual Plan co-payments, deductibles and co-insurance provisions similar to other medical and surgical benefits covered under the Plan.

Type of Coverage

Coverage under this Plan is non-occupational. Only non-occupational accidental injuries and non- occupational diseases are covered.

Who Pays for Your Benefits

If you are an active Officer, the firm pays the cost of coverage under the Plan.

Recovery of Benefits Paid (Reimbursement Provision)

If a person suffers a loss or an injury caused by the act or omission of a third party, the Health Expense Benefits in this Plan for such loss or injury will be paid only if that person, or his or her legally authorized representative, agrees in writing:

•
To pay Aetna to the extent the person recovers from a third party via settlement or judgment an amount, which includes an amount or part thereof, already paid by Aetna. The amount recovered from a third party must be for the same services or benefits for which the person incurred expenses, which were already paid by Aetna. The foregoing notwithstanding, however, if the amount recovered through a settlement or judgment is not sufficient to cover all amounts paid by Aetna and the person, the person’s obligation to pay Aetna shall begin only when the person has fully recovered from the third party all amounts paid by the person for the related medical claims and not paid or reimbursed by Aetna.

•	To provide Aetna a lien in the amount of the benefit paid. This lien may be filed with: the third party; his or her agent; or a court that has jurisdiction in the matter.

The payment and the lien referred to above shall be made or provided to Aetna in its capacity as the provider of administrative services to the Plan.

Recovery of Overpayment

If a benefit payment is made by the Plan, to or on behalf of any person, which exceeds the benefit amount such person is entitled to receive in accordance with the terms of the group contract, the Plan has the right to require the return of the overpayment on request; or to reduce by the amount of the overpayment, any future benefit payment made to or on behalf of that person or another person in his or her family. Such right does not affect any other right of recovery the Plan may have with respect to such overpayment.

Legal Action

No legal action can be brought to recover any benefit after three years from the deadline for filing claims.

Amending or Terminating the Plan

This Plan may be amended or terminated at any time by a written resolution of an Officer of the firm who has been duly authorized to act on behalf of the firm with respect to the Plan pursuant to a written resolution adopted by the Board of Directors of the firm.

ABOUT THE PLAN

Plan Name:	U.S. Officer Medical and Dental Insurance Plan
Employer Identification Number:
Plan Administrator and Plan Sponsor:	Booz Allen Hamilton Inc.
8283 Greensboro Drive
McLean, Virginia 22102-3838
Plan Benefits Provided by:	Aetna, inc. under contract form number 800105 and underwritten by the Aetna Life Insurance Company, of Hartford Connecticut (called Aetna).

HIPAA PRIVACY RULE

The Health Insurance Portability and Accountability Act (HIPAA) imposes numerous requirements on employer health plans concerning the use and disclosure of individual health information. Under the Privacy Rule, health information is private and protected and can only be disclosed for certain purposes with permission from the participant. If privacy rights are violated, the participant can file a complaint.

This information, known as protected health information, includes virtually all individually identifiable health information held by the Plan. Under the HIPAA Privacy Rule, the Plan must enable members to exercise specific health privacy rights. Aetna, as claims administrator, has established procedures that you and your dependents may use to exercise those rights. Aetna’s procedures address members’ rights to:

•	Access their “Protected Health Information” (PHI);

•	Make certain amendments to their PHI;

•	Receive an accounting of certain disclosures of their PHI; and

•	Request restrictions on use or disclosure of their PHI and/or have their PHI communicated through confidential means.

If you or your dependents wish to exercise your HIPAA Privacy rights, you should contact Aetna directly at the toll-free number provided on your ID card (it is especially critical that you refer any request for restrictions and/or confidential communications to Aetna, as not all such requests can be accommodated, and the HIPAA Privacy Rule does not require that all such requests be accepted).
Aetna’s response to the member will contain instructions for the member to contact the firm directly if he/she wishes to exercise any HIPAA privacy rights with regard to PHI maintained by Aetna.

If you believe your HIPAA privacy rights have been violated, you may contact Aetna Member Services and/or the Secretary of Health and Human Services (HHS) 1-877-696-6775. Additionally, you may contact the Booz Allen Ethics Hotline at 1-800-501-8755.

GLOSSARY

Behavioral Health Provider

A licensed organization or professional providing diagnostic, therapeutic or psychological services for behavioral health conditions.

Birthing Center

This is a freestanding facility that meets licensing standards; is set up, equipped and run to provide prenatal care, delivery and immediate postpartum care; makes charges; is directed by at least one Physician who is a specialist in obstetrics and gynecology; has a Physician or certified nurse midwife present at all births and during the immediate postpartum period; extends staff privileges to Physicians who practice obstetrics and gynecology in an area Hospital; has at least 2 beds or 2 birthing rooms for use by patients while in labor and during delivery; provides, during labor, delivery and the immediate postpartum period, full-time skilled nursing services directed by an R.N. or certified nurse midwife; provides, or arranges with a facility in the area for, diagnostic X-ray and lab services for the mother and child; has the capacity to administer a local anesthetic and to perform minor surgery. This includes episiotomy and repair of perineal tear; is equipped and has trained staff to handle medical emergencies and provide immediate support measures to sustain life if complications arise during labor, and if a child is born with an abnormality which impairs function or threatens life; accepts only patients with low risk pregnancies; and has a written agreement with a Hospital in the area for emergency transfer of a patient or a child. Written procedures for such a transfer must be displayed and the staff must be aware of them; and provides an ongoing quality assurance program. This includes reviews by Physicians who do not own or direct the facility; and keeps a medical record on each patient and child.

Board and Room Charges Charges made by an institution for board and room and other necessary services and supplies. They must be regularly made at a daily or weekly rate.

Brand Name Drug

A prescription drug which is protected by trademark registration.

Companion

This is a person whose presence as a Companion or caregiver is necessary to enable an NME Patient:

•	To receive services in connection with an NME procedure or treatment on an inpatient or outpatient basis; or

•	To travel to and from the facility where treatment is given.

Convalescent Facility

This is an institution that is licensed to provide, and does provide the following, on an inpatient basis, for persons convalescing from disease or injury: professional nursing care by an R.N. or by an

L.P.N.    directed by a full-time R.N., and physical restoration services to help patients to meet a goal of self-care in daily living activities. The Convalescent Facility also provides 24 hour a day nursing care by licensed nurses directed by a full-time R.N.; is supervised full-time by a Physician or an R.N.; keeps a complete medical record on each patient; has a utilization review plan; is not mainly a place for rest, for the aged, for drug addicts, for alcoholics, for mental retardates, for custodial or educational care, or for care of mental disorders; and makes charges.

Custodial Care

This means services and supplies furnished to a person mainly to help him or her in the activities of daily life. This includes board and room and other institutional care. The person does not have to be disabled. Such services and supplies are custodial care without regard to:

•	By whom they are prescribed; or

•	By whom they are recommended; or

•	By whom or by which they are performed.

Dentist

This means a legally qualified Dentist. Also, a Physician who is licensed to do the dental work he or she performs.

Effective Treatment of Alcoholism or Drug Abuse

This means a program of alcoholism or drug abuse therapy that is prescribed and supervised by a physician and either:

•	Has a follow-up therapy program directed by a physician on at least a monthly basis; or

•	Includes meetings at least twice a month with organizations devoted to the treatment of alcoholism or drug abuse.

These are not effective treatment:

•	Detoxification. This means mainly treating the aftereffects of a specific episode of alcoholism or drug abuse.

•	Maintenance care. This means providing an environment free of alcohol or drugs.

Generic Drug

A drug product which is pharmaceutically equivalent and bioequivalent to another drug product that is customarily recognized as the brand name product throughout the pharmacist’s profession. A drug is pharmaceutically equivalent to another drug if it contains identical amounts of the same active drug ingredients in the same dosage form. A drug is bioequivalent to another drug if it has demonstrated comparable bioavailability when tested under similar conditions.

Home Health Agency

This is an agency that mainly provides skilled nursing and other therapeutic services and is associated with a professional group which makes policy. This group must have at least one Physician and one R.N.; full-time supervision by a Physician or an R.N.; keeps complete medical records on each person; has a full-time administrator; and meet licensing standards.

Home Health Care Plan

This is a plan that provides for care and treatment of a disease or injury. The care and treatment must be: prescribed in writing by the attending Physician; and an alternative to confinement in a Hospital or Convalescent Facility.

Hospice Care

This is care given to a Terminally Ill person by or under arrangements with a Hospice Care Agency. The care must be part of a Hospice Care Program.

Hospice Care Agency

This is an agency or organization which has Hospice Care available 24 hours a day and meets any licensing or certification standards set forth by the jurisdiction where it is located. It provides skilled nursing services; medical social services; and psychological and dietary counseling. It provides or arranges for other services which will include services of a Physician; and physical and occupational therapy; and part-time home health aide services which mainly consist of caring for Terminally Ill persons; and inpatient care in a facility when needed for pain control and acute and chronic symptom management. It has personnel which include at least: one Physician; and one R.N.; and one licensed or certified social worker employed by the Agency. It establishes policies governing the provision of Hospice Care; assesses the patient’s medical and social needs; develops a Hospice Care Program to meet those needs; and provides an ongoing quality assurance program. This includes reviews by Physicians, other than those who own or direct the Agency; permits all area medical personnel to utilize its services for their patients; keeps a medical record on each patient; utilizes volunteers trained in providing services for non-medical needs; and has a full-time administrator.

Hospice Care Program

This is a written plan of Hospice Care which is established by, and reviewed from time to time by, a Physician attending the person and appropriate personnel of a Hospice Care Agency. It is designed to provide palliative and supportive care to Terminally Ill persons and supportive care to their families. It includes an assessment of the person’s medical and social needs and a description of the care to be given to meet those needs.

Hospice Facility

This is a facility, or distinct part of one, which mainly provides inpatient Hospice Care to Terminally Ill persons; charges its patients; meets any licensing or certification standards set forth by the jurisdiction where it is located; keeps a medical record on each patient; and provides an ongoing quality assurance program. The program includes reviews by Physicians other than those who own or direct the facility; is run by a staff of Physicians, at least one such Physician must be on call at all times; provides 24 hours a day nursing services under the direction of an R.N.; and has a full-time administrator.

Hospital

A place that:

•	Mainly provides inpatient facilities for the surgical and medical diagnosis, treatment, and care of injured and sick persons;

•	Is supervised by a staff of Physicians;

•	Provides 24 hour a day R.N. service;

•	Is not mainly a place for rest, for the aged, for drug addicts, for alcoholics, or a nursing home.

L.P.N.

A Licensed Practical Nurse.

Medicare

Title XVIII (Health Insurance for the Aged and Disabled) of the U.S. Social Security Act, as amended from time to time.

Mental Disorder

This is a disease commonly understood to be a mental disorder whether or not it has a physiological or organic basis and for which treatment is generally provided by or under the direction of a mental health professional such as a psychiatrist, a psychologist or a psychiatric social worker. A mental disorder includes; but is not limited to:

•	Alcoholism and drug abuse.

•	Schizophrenia.

•	Bipolar disorder.

•	Pervasive Mental Developmental Disorder (Autism).

•	Panic disorder.

•	Major depressive disorder.

•	Psychotic depression.

•	Obsessive compulsive disorder.

For the purposes of benefits under this Plan, mental disorder will include alcoholism and drug abuse only if any separate benefit for a particular type of treatment does not apply to alcoholism and drug abuse.

Necessary

A service or supply furnished by a particular provider is necessary if Aetna determines that it is appropriate for the diagnosis, the care or the treatment of the disease or injury involved.

To be appropriate, the service or supply must:

•
Be care or treatment, as likely to produce a significant positive outcome as, and no more likely to produce a negative outcome than, any alternative service or supply, both as to the disease or injury involved and the person’s overall health condition;

•
Be a diagnostic procedure, indicated by the health status of the person and be as likely to result in information that could affect the course of treatment as, and no more likely to produce a negative outcome than, any alternative service or supply, both as to the disease or injury involved and the person’s overall health condition; and

•
As to diagnosis, care and treatment be no more costly (taking into account all health expenses incurred in connection with the service or supply) than any alternate service or supply to meet the above tests.

In determining if a service or supply is appropriate under the circumstances, Aetna will take into consideration:

•	Information provided on the affected person’s health status;

•	Reports in peer reviewed medical literature;

•	Reports and guidelines published by nationally recognized healthcare organizations that include supporting scientific data;

•	Generally recognized professional standards of safety and effectiveness in the United States for diagnosis, care or treatment;

•	The opinion of health professionals in the generally recognized health specialty involved; and

•	Any other relevant information brought to Aetna’s attention.

In no event will the following services or supplies be considered to be necessary:

•	Those that do not require the technical skills of a medical, mental health or dental professional; or

•
Those furnished mainly for the personal comfort or convenience of the person, any person who cares for him or her, any person who is part of his or her family, any healthcare provider or healthcare facility; or

•	Those furnished solely because of the setting if the service or supply could safely and adequately be furnished in a Physician’s or a dentist’s office or other less costly setting.

Negotiated Charge

This is the maximum charge a PCP, specialist or facility has agreed to make as to any service or supply for the purpose of the benefits under the Plan.

Non-Occupational Disease

A non-occupational disease is a disease that does not:

•	Arise out of (or in the course of) any work for pay or profit; or

•	Result in any way from a disease that does.

A disease will be deemed to be non-occupational regardless of cause if proof is furnished that the person:

•	Is covered under any type of workers’ compensation law; and

•	Is not covered for that disease under such law.

Non-Occupational Injury

A non-occupational injury is an accidental bodily injury that does not:

•	Arise out of (or in the course of) any work for pay or profit; or

•	Result in any way from an injury which does.

Officer

CEO, Executive Vice President, Senior Vice President of Booz Allen Hamilton. Certain Vice Presidents of Booz Allen Hamilton who held the position of Senior Director prior to October 1, 2009 are also considered to be Officers for purposes of the Plan.

Physician

A licensed practitioner of the healing arts acting within the scope of the license.

Preferred Pharmacy

A pharmacy, including a mail order pharmacy, which is party to a contract with Aetna to dispense drugs to persons covered under this Plan, but only:

•	While the contract remains in effect;

•	While such a pharmacy dispenses a prescription drug under the terms of its contract with Aetna.

Residential Treatment Facility—Alcoholism and Drug Abuse

This is an institution that meets all of the following requirements:

•	On-site licensed Behavioral Health Provider 24 hours per day/7 days a week.

•	Provides a comprehensive patient assessment (preferably before admission, but at least upon admission).

•	Is admitted by a Physician.

•	Has access to necessary medical services 24 hours per day/7 days a week.

•	If the member requires detoxification services, must have the availability of on-site medical treatment 24 hours per day/7 days a week, which must be actively supervised by an attending Physician.

•	Provides living arrangements that foster community living and peer interaction that are consistent with developmental needs.

•	Offers group therapy sessions with at least an RN or Masters-Level Health Professional.

•	Has the ability to involve family/support systems in therapy (required for children and adolescents; encouraged for adults).

•	Provides access to at least weekly sessions with a Psychiatrist or psychologist for individual psychotherapy.

•	Has peer oriented activities.

•
Services are managed by a licensed Behavioral Health Provider who, while not needing to be individually contracted, needs to (1) meet the Aetna credentialing criteria as an individual practitioner, and (2) function under the direction/supervision of a licensed psychiatrist (Medical Director).

•	Has individualized active treatment plan directed toward the alleviation of the impairment that caused the admission.

•	Provides a level of skilled intervention consistent with patient risk.

•	Meets any and all applicable licensing standards established by the jurisdiction in which it is located.

•	Is not a Wilderness Treatment Program or any such related or similar program, school and/or education service.

•	Ability to assess and recognize withdrawal complications that threaten life or bodily functions and to obtain needed services either on site or externally.

•	24 hours per day/7 days a week supervision by a Physician with evidence of close and frequent observation.

•	On-site, licensed Behavioral Health Provider, medical or substance abuse professionals 24 hours per day/7 days a week.

R.N.

A Registered Nurse.

Semiprivate Rate

This is the charge for room and board which an institution applies to the most beds in its semiprivate rooms with 2 or more beds. If there are no such rooms, Aetna will figure the rate. It will be the rate most commonly charged by similar institutions in the same geographic area.

Temporomandibular Joint Dysfunction

A Temporomandibular Joint Dysfunction (TMJ), a disorder in the relationship between the jaws or jaw joints and muscles and nerves.

Terminally Ill

This is a medical prognosis of six months or less to live.

Totally Disabled

You will be considered totally disabled if, because of an injury or a sickness, you are unable to perform all of the substantial and material duties of your regular employment or occupation. Your dependent will be considered totally disabled if, because of an injury or a sickness, he or she is unable to perform the normal activities of a person of like age and sex.

Urgent Admission

One where the physician admits the person to the hospital due to:

•	The onset of or change in a disease; or

•	The diagnosis of a disease; or

•	An injury caused by an accident;

which, while not needing an emergency admission, is severe enough to require confinement as an inpatient in a hospital within 2 weeks from the date the need for the confinement becomes apparent.

Urgent Care Provider

This is a freestanding medical facility which:

•	Provides unscheduled medical services to treat an urgent condition if the person’s physician is not reasonably available.

•	Routinely provides ongoing unscheduled medical services for more than 8 consecutive hours.

•	Makes charges.

•	Is licensed and certified as required by any state or federal law or regulation.

•	Keeps a medical record on each patient.

•	Provides an ongoing quality assurance program. This includes reviews by physicians other than those who own or direct the facility.

•	Is run by a staff of physicians. At least one physician must be on call at all times.

•	Has a full-time administrator who is a licensed physician.

A physician’s office, but only one that has contracted with Aetna to provide urgent care; and is, with Aetna’s consent, included in the Directory as a Preferred Urgent Care Provider.

It is not the emergency room or outpatient department of a hospital. Urgent Condition
This means a sudden illness; injury; or condition; that:

•	Is severe enough to require prompt medical attention to avoid serious deterioration of the covered person’s health;

•	Includes a condition which would subject the covered person to severe pain that could not be adequately managed without urgent care or treatment;

•	Does not require the level of care provided in the emergency room of a hospital; and

•	Requires immediate outpatient medical care that cannot be postponed until the covered person’s physician becomes reasonably available.

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